Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	January 19, 2016
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Fourth Quarter and Full Year 2015 Net Income
ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $35.5 million or $0.64 per diluted common share for the fourth quarter of 2015 compared to net income of $38.4 million or $0.69 per diluted common share for the third quarter of 2015 and $38.1 million or $0.75 per diluted common share for the fourth quarter of 2014. The Company recorded record net income of $156.7 million or $2.93 per diluted common share for the year ended 2015 compared to net income of $151.4 million or $2.98 per diluted common share for the year ended 2014.

Operating net income was $39.5 million or $0.71 per diluted common share for the fourth quarter of 2015 compared to $41.9 million or $0.75 per diluted common share in the third quarter of 2015. Operating net income excludes acquisition and non-operating compensation charges totaling $6.5 million and $5.7 million in the fourth quarter of 2015 and third quarter of 2015, respectively. Operating net income was $165.7 million or $3.10 per diluted common share for the year ended 2015 compared to $151.4 million or $2.98 per diluted common share for the year ended 2014. Operating net income excludes acquisition and non-operating compensation charges totaling $14.0 million for the year ended 2015. A table reconciling net income as reported to operating net income is set forth below and additional detail is shown in the "Supplemental Financial Measures/Ratios" section.
Highlights compared with the Third Quarter of 2015*:

•
Total loans, excluding covered loans and mortgage loans held-for-sale, increased by $802 million, or 19% on an annualized basis, to $17.1 billion with $499 million occurring in December, creating positive average balance growth momentum for the first quarter of 2016.

•	Total assets increased by 16% on an annualized basis to nearly $23 billion.

•	Total deposits increased by $411 million, or 9% on an annualized basis, to $18.6 billion. Non-interest bearing deposit accounts now comprise 26% of total deposits.

•
Net interest margin decreased 4 basis points primarily as a result of lower yields on earning assets. Lower accretion on covered loans and competitive pricing on commercial premium finance and commercial real estate loans impacted the net interest margin the most during the quarter. The lower accretion on covered loans is expected to continue to have a slight negative impact on the net interest margin in 2016.

•
Non-performing loans as a percentage of total loans, excluding covered loans, decreased to 0.49% from 0.53% and the allowance for loan losses as a percentage of total non-performing loans, excluding covered loans, increased to 125% from 120%. OREO expenses increased by $3.0 million in the current quarter due to operating expenses (net of rental income) increasing $716,000, recognized gains on sales decreasing $1.1 million and valuation write-downs increasing $1.1 million.

•	Maintained strong capital ratios with a tangible common equity ratio, assuming full conversion of convertible preferred stock stock, of 7.7%.

•
Acquisition and non-operating compensation charges totaling $6.5 million reduced earnings per diluted common share by $0.07 per share. Exceeded targeted amounts as an additional $2.2 million of non-operating compensation charges were incurred in the fourth quarter relating to pension and additional severance costs.

•	Transferred approximately $866 million in available-for-sale securities to held-to-maturity securities classification.

•	Opened the newly renovated space in 231 S. LaSalle, in the heart of Chicago's financial district.

•	Closed six banking locations previously acquired from Suburban Illinois Bancorp, Inc. as a part of the integration of operations.

	Three Months Ended,				Year Ended,
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2015	2015	2015	2015	2015
Key Operating Measures, Adjusted for Acquisition and Non-Operating Compensation Charges
Net income per common share – diluted	$0.71	$0.75	$0.86	$0.77	$3.10
Net overhead ratio	1.70%	1.63%	1.51%	1.68%	1.63%
Efficiency ratio	68.70%	66.67%	65.16%	67.56%	67.01%
Return on average assets	0.70%	0.77%	0.88%	0.81%	0.79%
Return on average common equity	6.79%	7.29%	8.55%	7.77%	7.59%
Return on average tangible common equity	9.10%	9.78%	11.07%	10.12%	10.01%

Net income, as reported	$35,512	$38,355	$43,831	$39,052	$156,749
Acquisition and Non-Operating Compensation Charges
Salaries and employee benefits:
Salaries	$1,113	$1,355	$—	$12	$2,480
Commissions and incentive compensation	144	264	—	3	411
Benefits	1,550	107	—	—	1,657
Total salaries and employee benefits	2,807	1,726	—	15	4,548
Equipment	5	36	32	—	73
Occupancy, net	605	201	—	16	822
Data processing	1,504	2,692	653	130	4,979
Advertising and marketing	66	1	—	5	72
Professional fees (1)	145	335	417	568	1,465
Other expense	757	5	21	4	787
Other income	(572)	(674)	—	—	(1,246)
Total Acquisition and Non-Operating Compensation Charges	$6,461	$5,670	$1,123	$738	$13,992
Income tax benefit on acquisition and non-operating compensation charges	$2,486	$2,112	$276	$131	$5,005
Acquisition and non-operating compensation charges, net of tax	$3,975	$3,558	$847	$607	$8,987
Operating net income	$39,487	$41,913	$44,678	$39,659	$165,736

(1)	Acquisition related legal fees are non-deductible for income tax purposes.

* See "Supplemental Financial Measures/Ratios" on pages 16-18 for more information on non-GAAP measures.

Edward J. Wehmer, President and Chief Executive Officer, commented, “Wintrust reported record annual net income in 2015 even with additional acquisition and non-operating compensation charges during the year. The Company grew significantly during the year as total assets increased by 15%, reaching nearly $23 billion. Operating net income totaled $39.5 million for the fourth quarter of 2015 and $165.7 million for the full year as earnings were impacted by acquisition and non-operating compensation charges totaling $6.5 million pre-tax in the fourth quarter of 2015 and $14.0 million pre-tax for the full year. Additionally, the fourth quarter of 2015 was highlighted by continued strong loan and deposit growth, improvement in non-performing assets and decreased mortgage banking revenue."
Mr. Wehmer continued, “The expected positive impact from the increase in interest rates announced by the Federal Reserve Bank in late December will be realized throughout 2016. The company is well positioned to benefit from future increases in interest rates should they occur, barring significant changes in spreads due to competitive pressures or changes in the shape of the yield curve."

 Commenting on credit quality, Mr. Wehmer noted, “Total non-performing assets, excluding covered assets, decreased by $9.9 million during the fourth quarter of 2015 resulting in non-performing assets as a percentage of total assets dropping from 0.63% to 0.56% during the period. Additionally, the allowance for loan losses as a percentage of non-performing loans, excluding covered loans, increased to 125%, exhibiting greater coverage for those non-performing credits. During the quarter, the Company has continued its practice of timely addressing and resolving non-performing credits. We believe the Company's reserves remain appropriate."

Mr. Wehmer further commented, “Mortgage banking revenue totaled $23.3 million in the fourth quarter of 2015, a decrease of $4.6 million from the third quarter of 2015 and a decrease of $1.4 million from the fourth quarter of 2014. The decrease during the current quarter compared to the third quarter of 2015 resulted primarily from origination volumes declining to $808.9 million from $973.7 million due to typical seasonality. Our mortgage pipeline remains strong. We believe that our mortgage banking business remains well positioned to grow both organically and through acquisitions. The Company’s newly created Wintrust Commercial Finance leasing operations grew outstandings by $220 million since its inception in April of this year. This new venture is positioned to continue to expand in 2016, enhancing our earning asset growth and adding to further asset diversification."
Commenting further, Mr. Wehmer stated, “2015 was a year marked by long-term investments by the Company. We completed four bank acquisitions adding $1.1 billion in assets while already driving out approximately $19.6 million of annual legacy operating costs. Additionally, we recently announced plans to acquire Generations Bancorp, Inc. another cost saving opportunity. We invested in a new leasing operation which is off to a fast start. Two major investments in 2015 were in the new classic bank facility in the heart of Chicago’s financial district to house our middle market commercial lending and wealth management operations and multi-year branding sponsorships with multiple iconic sporting and cultural organizations in order to secure our position as Chicago and Wisconsin’s bank. The bank acquisitions came with a cost as evidenced by the $14 million of acquisition and non-operating compensation charges experienced in 2015. That being said, we recorded record net income for the year and operating net income as defined increased by 9% year over year. These investments are expected to pay substantial dividends in the coming year and beyond. Our lending pipelines remain strong, our momentum is very good and our balance sheet is well positioned for potential rising rates. We are very excited about the coming year."

In conclusion, Mr. Wehmer noted, “2016 marks the 25th anniversary of the beginning of Wintrust as an organization. Throughout our life to date we have never wavered from our basic operating tenets that were established on day one. These centered on serving our customers, communities, employees and shareholders. While in our wildest dreams in 1991 we never would have thought we would be where we are right now, while never losing sight of our objectives, we continue to take a steady and measured approach to achieve our main objectives of growing franchise value, increasing profitability, leveraging our expense infrastructure and increasing shareholder value."

The graphs below illustrate the Company's five year performance in total assets, total loans, excluding covered loans and mortgage loans held-for-sale, and total deposits.

The graph below depicts the Company's five year trend in net income and operating net income. The Company considers acquisition and non-operating compensation charges incurred prior to 2015 to be insignificant.
The graphs below illustrate certain highlights of the fourth quarter of 2015.

Wintrust’s key operating measures and growth rates for the fourth quarter of 2015, as compared to the sequential and linked quarters are shown in the table below:

				% or(5) basis point (bp) change from 3rd Quarter 2015		% or basis point (bp) change from 4th Quarter 2014
	Three Months Ended
(Dollars in thousands)	December 31, 2015	September 30, 2015	December 31, 2014
Net income	$35,512	$38,355	$38,133	(7)%		(7)%
Net income per common share – diluted	$0.64	$0.69	$0.75	(7)%		(15)%
Net revenue (1)	$232,296	$230,493	$211,376	1%		10%
Net interest income	$167,206	$165,540	$153,719	1%		9%
Net interest margin (2)	3.29%	3.33%	3.46%	(4)	bp	(17)	bp
Net overhead ratio (2) (3)	1.82%	1.74%	1.76%	8	bp	6	bp
Efficiency ratio (2) (4)	71.39%	69.02%	67.59%	237	bp	380	bp
Return on average assets	0.63%	0.70%	0.78%	(7)	bp	(15)	bp
Return on average common equity	6.03%	6.60%	7.51%	(57)	bp	(148)	bp
Return on average tangible common equity	8.12%	8.88%	9.82%	(76)	bp	(170)	bp
At end of period
Total assets	$22,917,166	$22,043,930	$20,010,727	16%		15%
Total loans, excluding loans held-for-sale, excluding covered loans	$17,118,117	$16,316,211	$14,409,398	19%		19%
Total loans, including loans held-for-sale, excluding covered loans	$17,506,155	$16,663,216	$14,760,688	20%		19%
Total deposits	$18,639,634	$18,228,469	$16,281,844	9%		14%
Total shareholders’ equity	$2,352,274	$2,335,736	$2,069,822	3%		14%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Period-end balance sheet percentage changes are annualized.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Information.”

Financial Performance Overview – Fourth Quarter 2015

For the fourth quarter of 2015, net interest income totaled $167.2 million, an increase of $1.7 million as compared to the third quarter of 2015 and an increase of $13.5 million as compared to the fourth quarter of 2014. The changes in net interest income on both a sequential and linked quarter basis are the result of the following:

•	Net interest income increased $1.7 million in the fourth quarter of 2015 compared to the third quarter of 2015, due to:

◦	An increase in total interest income of $2.1 million resulting primarily from loan growth during the period, partially offset by by a reduction in yield on earning assets.

◦
Interest expense increased $442,000 primarily as a result of an increase in the average balance of interest-bearing liabilities and a one basis point increase in the rate on average interest bearing liabilities.

◦	Combined, the increase in interest income of $2.1 million and the increase in interest expense of $442,000 created the $1.7 million increase in net interest income.

•	Net interest income increased $13.5 million in the fourth quarter of 2015 compared to the fourth quarter of 2014, due to:

◦
Average loans, excluding covered loans, increased by $2.4 billion compared to the fourth quarter of 2014. The growth in average loans, excluding covered loans, was partially offset by a 20 basis point decline in the yield on earning assets, resulting in an increase in total interest income of $14.8 million.

◦
An increase in interest bearing deposits, an increase in borrowings under the Company's term credit facility at the end of the second quarter of 2015 and the completion of the Canadian secured borrowing transaction at the end of the fourth quarter of 2014 resulted in a $1.3 million increase in interest expense.

◦
Combined, the increase in interest income of $14.8 million and the increase of interest expense of $1.3 million created the $13.5 million increase in net interest income in the fourth quarter of 2015 compared to the fourth quarter of 2014.

The net interest margin, on a fully taxable equivalent basis, for the fourth quarter of 2015 was 3.29% compared to 3.33% for the third quarter of 2015 and 3.46% for the fourth quarter of 2014. The reduction in net interest margin, on a fully taxable equivalent basis, compared to the third quarter of 2015 and the fourth quarter of 2014 is primarily the result of a decline in yield on non-covered and covered loans (see "Net Interest Income" section later in this release for further detail).

Non-interest income totaled $65.1 million in the fourth quarter of 2015, relatively steady compared to the third quarter of 2015 and increasing $7.4 million, or 13%, compared to the fourth quarter of 2014. The increase in non-interest income in the fourth quarter of 2015 compared to the fourth quarter of 2014 was primarily attributable to higher customer interest rate swap fees, increased income on operating leases through our leasing division and lower FDIC indemnification asset amortization. (see “Non-Interest Income” section later in this release for further detail).
Non-interest expense totaled $166.8 million in the fourth quarter of 2015, increasing $6.9 million, or 4%, compared to the third quarter of 2015 and increasing $23.4 million, or 16%, compared to the fourth quarter of 2014. The increase in the current quarter compared to the third quarter of 2015 can be primarily attributed to an increase in acquisition and non-operating compensation charges, higher salary and employee benefit costs caused by the addition of employees from the various acquisitions and higher staffing levels as the Company grows, higher OREO expense and increased equipment and occupancy expense. The increase in the fourth quarter of 2015 compared to the fourth quarter of 2014 was primarily related to acquisition and non-operating compensation charges in the current quarter, higher salary and employee benefit costs caused by the addition of employees from the various acquisitions and higher staffing levels as the Company grows, increased equipment and occupancy, data processing and professional fees and higher marketing expenses (see "Non-Interest Expense" section later in this release for further detail).

Financial Performance Overview – Full Year 2015
For the full year of 2015, net interest income totaled $641.5 million, an increase of $43.0 million as compared to 2014 as a result of the following:

◦
Average earning assets increased by $2.2 billion primarily comprised of average loan growth, excluding covered loans, of $2.1 billion and an increase of $231.1 million in the average balance of liquidity management assets, partially offset by a decrease of $94.5 million in the average balance of covered loans. The growth in average total loans, excluding covered loans, included an increase of $691.3 million in commercial loans, $622.3 million in commercial real estate loans, $505.8 million in life insurance premium finance receivables, $106.0 million in home equity and other loans, $72.3 million in mortgage loans held-for-sale and $65.8 million in commercial premium finance receivables.

◦	The average earning asset growth of $2.2 billion, partially offset by a 20 basis point decrease in yield on earning assets, resulted in an increase in total interest income of $47.2 million.

◦
Funding mix remained consistent as average demand deposits increased $1.1 billion, average interest bearing deposits increased $800.7 million and average wholesale borrowings increased $173.7 million. The increase in average interest bearing liabilities, partially offset by a one basis point decline in rate during the current year, resulted in a $4.2 million increase in interest expense.

◦	Combined, the increase in interest income of $47.2 million and the increase in interest expense of $4.2 million created the $43.0 million increase in net interest income.

The net interest margin, on a fully taxable equivalent basis, for 2015 was 3.36%, compared to 3.53% for 2014 (see "Net Interest Income" section later in this release for further detail).
Non-interest income totaled $271.6 million in 2015, increasing $56.4 million, or 26%, compared to 2014. The increase in non-interest income in 2015 compared to 2014 is primarily attributable to an increase in mortgage banking and wealth management revenues, fees from covered call options, the recognition of $2.1 million in BOLI death benefits, increased service charges, higher fees on customer interest rate swap transactions, increased income on operating leases through our leasing division and lower FDIC indemnification asset amortization (see "Non-Interest Income" section later in this release for further detail).
Non-interest expense totaled $628.4 million in 2015, increasing $81.6 million, or 15%, compared to 2014. The increase in 2015 compared to 2014 was primarily attributable to acquisition and non-operating compensation charges during the current year, higher salary and employee benefit costs caused by the addition of employees from the various acquisitions and larger staffing as the Company grows as well as higher commissions and incentive compensation, and increased equipment, occupancy, data processing and professional fees, and increased marketing expenses, partially offset by a decrease in OREO expenses (see "Non-Interest Expense" section later in this release for further detail).

Financial Performance Overview – Credit Quality

The ratio of non-performing assets to total assets was 0.56% as of December 31, 2015, compared to 0.63% at September 30, 2015 and 0.62% at December 31, 2014. Non-performing assets, excluding covered assets, totaled $128.2 million at December 31, 2015, compared to $138.0 million at September 30, 2015 and $124.6 million at December 31, 2014.

Non-performing loans, excluding covered loans, totaled $84.1 million, or 0.49% of total loans, at December 31, 2015, compared to $86.0 million, or 0.53% of total loans, at September 30, 2015 and $78.7 million, or 0.55% of total loans, at December 31, 2014. The decrease in non-performing loans, excluding covered loans, compared to September 30, 2015 is primarily the result of a $2.0 million decrease in the commercial real estate loan portfolio and a $4.0 million decrease in the home equity and residential real estate loan portfolios, partially offset by a $2.9 million increase in the commercial insurance premium finance receivables loan portfolio. OREO, excluding covered OREO, of $43.9 million at December 31, 2015 decreased $7.9 million compared to $51.9 million at September 30, 2015 and decreased $1.7 million compared to $45.6 million at December 31, 2014.

Net charge-offs as a percentage of loans, excluding covered loans, for the fourth quarter of 2015 totaled 15 basis points on an annualized basis compared to 14 basis points on an annualized basis in the third quarter of 2015 and 16 basis points on an annualized basis in the fourth quarter of 2014. Net charge-offs totaled $6.6 million in the fourth quarter of 2015, an $884,000 increase from $5.7 million in the third quarter of 2015 and a $694,000 increase from $5.9 million in the fourth quarter of 2014.

The provision for credit losses, excluding the provision for covered loan losses, totaled $9.2 million for the fourth quarter of 2015 compared to $8.7 million for the third quarter of 2015 and $6.7 million in the fourth quarter of 2014. The higher provision for credit losses in the fourth quarter of 2015 compared to the same period of 2014 was partially due to the loan growth in the current period.

Excluding the allowance for covered loan losses, the allowance for credit losses at December 31, 2015 totaled $106.3 million, or 0.62% of total loans, compared to $103.9 million, or 0.64% of total loans at September 30, 2015 and $92.5 million, or 0.64% of total loans at December 31, 2014. The allowance for unfunded lending-related commitments totaled $949,000 as of December 31, 2015 compared to $926,000 as of September 30, 2015 and $775,000 as of December 31, 2014.

Financial Performance Overview – Earnings Per Share

The following table shows the computation of basic and diluted earnings per share for the periods indicated:

		Three Months Ended			Years Ended
(In thousands, except per share data)		December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income		$35,512	$38,355	$38,133	$156,749	$151,398
Less: Preferred stock dividends and discount accretion		3,629	4,079	1,580	10,869	6,323
Net income applicable to common shares—Basic	(A)	31,883	34,276	36,553	145,880	145,075
Add: Dividends on convertible preferred stock, if dilutive		1,579	1,579	1,580	6,314	6,323
Net income applicable to common shares—Diluted	(B)	33,462	35,855	38,133	152,194	151,398
Weighted average common shares outstanding	(C)	48,371	48,158	46,734	47,838	46,524
Effect of dilutive potential common shares:
Common stock equivalents		935	978	1,168	1,029	1,246
Convertible preferred stock, if dilutive		3,070	3,071	3,075	3,070	3,075
Weighted average common shares and effect of dilutive potential common shares	(D)	52,376	52,207	50,977	51,937	50,845
Net income per common share:
Basic	(A/C)	$0.66	$0.71	$0.78	$3.05	$3.12
Diluted	(B/D)	$0.64	$0.69	$0.75	$2.93	$2.98

Potentially dilutive common shares can result from stock options, restricted stock unit awards, stock warrants, the Company’s convertible preferred stock and shares to be issued under the Employee Stock Purchase Plan and the Directors Deferred Fee and Stock Plan, being treated as if they had been either exercised or issued, computed by application of the treasury stock method. While potentially dilutive common shares are typically included in the computation of diluted earnings per share, potentially dilutive common shares are excluded from this computation in periods in which the effect would reduce the loss per share or increase the income per share. For diluted earnings per share, net income applicable to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would reduce the loss per share or increase the income per share, net income applicable to common shares is not adjusted by the associated preferred dividends. Due to weighted average share differences, when stated on a quarter and year-to-date basis, the earnings per share for the year-to-date period may not equal the sum of the respective earnings per share for the respective quarters then ended.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended			Years Ended
(Dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Selected Financial Condition Data (at end of period):
Total assets	$22,917,166	$22,043,930	$20,010,727
Total loans, excluding loans held-for-sale and covered loans	17,118,117	16,316,211	14,409,398
Total deposits	18,639,634	18,228,469	16,281,844
Junior subordinated debentures	268,566	268,566	249,493
Total shareholders’ equity	2,352,274	2,335,736	2,069,822
Selected Statements of Income Data:
Net interest income	$167,206	$165,540	$153,719	$641,529	$598,575
Net revenue (1)	232,296	230,493	211,376	913,126	813,815
Net income	35,512	38,355	38,133	156,749	151,398
Net income per common share – Basic	$0.66	$0.71	$0.78	$3.05	$3.12
Net income per common share – Diluted	$0.64	$0.69	$0.75	$2.93	$2.98
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.29%	3.33%	3.46%	3.36%	3.53%
Non-interest income to average assets	1.16%	1.19%	1.18%	1.29%	1.15%
Non-interest expense to average assets	2.98%	2.93%	2.94%	2.99%	2.92%
Net overhead ratio (2) (3)	1.82%	1.74%	1.76%	1.70%	1.77%
Efficiency ratio (2) (4)	71.39%	69.02%	67.59%	68.49%	66.89%
Return on average assets	0.63%	0.70%	0.78%	0.75%	0.81%
Return on average common equity	6.03%	6.60%	7.51%	7.15%	7.77%
Return on average tangible common equity (2)	8.12%	8.88%	9.82%	9.44%	10.14%
Average total assets	$22,233,492	$21,688,450	$19,366,670	$21,009,773	$18,699,458
Average total shareholders’ equity	2,347,545	2,310,511	2,057,855	2,232,989	1,993,959
Average loans to average deposits ratio (excluding covered loans)	91.9%	91.9%	89.5%	92.0%	89.9%
Average loans to average deposits ratio (including covered loans)	92.7%	92.9%	91.0%	93.1%	91.7%
Common Share Data at end of period:
Market price per common share	$48.52	$53.43	$46.76
Book value per common share (2)	$43.42	$43.12	$41.52
Tangible common book value per share (2)	$33.17	$32.83	$32.45
Common shares outstanding	48,383,279	48,336,870	46,805,055
Other Data at end of period:(8)
Leverage Ratio (5)	9.1%	9.2%	10.2%
Tier 1 capital to risk-weighted assets (5)	10.0%	10.3%	11.6%
Common equity Tier 1 capital to risk-weighted assets(5)	8.4%	8.6%	N/A
Total capital to risk-weighted assets (5)	12.2%	12.6%	13.0%
Tangible common equity ratio (TCE) (2)(7)	7.2%	7.4%	7.8%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	7.7%	8.0%	8.4%
Allowance for credit losses (6)	$106,349	$103,922	$92,480
Non-performing loans	$84,057	$85,976	$78,677
Allowance for credit losses to total loans (6)	0.62%	0.64%	0.64%
Non-performing loans to total loans	0.49%	0.53%	0.55%
Number of:
Bank subsidiaries	15	15	15
Banking offices	152	160	140

(1)	Net revenue includes net interest income and non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(In thousands)	(Unaudited) December 31, 2015	(Unaudited) September 30, 2015	December 31, 2014
Assets
Cash and due from banks	$252,227	$247,341	$225,136
Federal funds sold and securities purchased under resale agreements	4,341	3,314	5,571
Interest bearing deposits with banks	627,009	701,106	998,437
Available-for-sale securities, at fair value	1,716,388	2,214,281	1,792,078
Held-to-maturity securities, at amortized cost	884,826	—	—
Trading account securities	448	3,312	1,206
Federal Home Loan Bank and Federal Reserve Bank stock	101,581	90,308	91,582
Brokerage customer receivables	27,631	28,293	24,221
Mortgage loans held-for-sale	388,038	347,005	351,290
Loans, net of unearned income, excluding covered loans	17,118,117	16,316,211	14,409,398
Covered loans	148,673	168,609	226,709
Total loans	17,266,790	16,484,820	14,636,107
Less: Allowance for loan losses	105,400	102,996	91,705
Less: Allowance for covered loan losses	3,026	2,918	2,131
Net loans	17,158,364	16,378,906	14,542,271
Premises and equipment, net	592,256	587,348	555,228
Lease investments, net	63,170	29,111	426
FDIC indemnification asset	—	—	11,846
Accrued interest receivable and other assets	604,917	637,925	501,456
Trade date securities receivable	—	277,981	485,534
Goodwill	471,761	472,166	405,634
Other intangible assets	24,209	25,533	18,811
Total assets	$22,917,166	$22,043,930	$20,010,727
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$4,836,420	$4,705,994	3,518,685
Interest bearing	13,803,214	13,522,475	12,763,159
Total deposits	18,639,634	18,228,469	16,281,844
Federal Home Loan Bank advances	859,876	451,330	733,050
Other borrowings	266,019	259,978	196,465
Subordinated notes	140,000	140,000	140,000
Junior subordinated debentures	268,566	268,566	249,493
Trade date securities payable	538	617	3,828
Accrued interest payable and other liabilities	390,259	359,234	336,225
Total liabilities	20,564,892	19,708,194	17,940,905
Shareholders’ Equity:
Preferred stock	251,287	251,312	126,467
Common stock	48,469	48,422	46,881
Surplus	1,190,988	1,187,407	1,133,955
Treasury stock	(3,973)	(3,964)	(3,549)
Retained earnings	928,211	901,652	803,400
Accumulated other comprehensive loss	(62,708)	(49,093)	(37,332)
Total shareholders’ equity	2,352,274	2,335,736	2,069,822
Total liabilities and shareholders’ equity	$22,917,166	$22,043,930	$20,010,727

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED, except for the year ended December 31, 2014)

	Three Months Ended			Years Ended
(In thousands, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income
Interest and fees on loans	$169,501	$167,831	$157,476	$651,831	$613,024
Interest bearing deposits with banks	493	372	495	1,486	1,472
Federal funds sold and securities purchased under resale agreements	—	1	3	4	25
Investment securities	16,405	16,130	13,761	61,006	52,951
Trading account securities	25	19	45	108	79
Federal Home Loan Bank and Federal Reserve Bank stock	857	821	749	3,232	2,920
Brokerage customer receivables	206	205	186	797	796
Total interest income	187,487	185,379	172,715	718,464	671,267
Interest expense
Interest on deposits	12,617	12,436	12,431	48,863	48,411
Interest on Federal Home Loan Bank advances	2,684	2,458	2,534	9,110	10,523
Interest on other borrowings	1,007	1,045	313	3,627	1,773
Interest on subordinated notes	1,777	1,776	1,776	7,105	3,906
Interest on junior subordinated debentures	2,196	2,124	1,942	8,230	8,079
Total interest expense	20,281	19,839	18,996	76,935	72,692
Net interest income	167,206	165,540	153,719	641,529	598,575
Provision for credit losses	9,059	8,322	6,133	32,942	20,537
Net interest income after provision for credit losses	158,147	157,218	147,586	608,587	578,038
Non-interest income
Wealth management	18,634	18,243	18,649	73,452	71,343
Mortgage banking	23,317	27,887	24,694	115,011	91,617
Service charges on deposit accounts	7,210	7,403	6,189	27,384	23,307
(Losses) gains on available-for-sale securities, net	(79)	(98)	18	323	(504)
Fees from covered call options	3,629	2,810	2,966	15,364	7,859
Trading gains (losses), net	205	(135)	(507)	(247)	(1,609)
Operating lease income, net	1,973	613	67	2,728	163
Other	10,201	8,230	5,581	37,582	23,064
Total non-interest income	65,090	64,953	57,657	271,597	215,240
Non-interest expense
Salaries and employee benefits	99,780	97,749	87,633	382,080	335,506
Equipment	8,772	8,414	7,502	32,812	29,609
Equipment on operating lease	1,229	473	53	1,826	142
Occupancy, net	13,062	12,066	11,600	48,880	42,889
Data processing	7,284	8,127	5,313	26,940	19,336
Advertising and marketing	5,373	6,237	3,669	21,924	13,571
Professional fees	4,387	4,100	4,039	18,225	15,574
Amortization of other intangible assets	1,324	1,350	1,171	4,621	4,692
FDIC insurance	3,317	3,035	2,810	12,386	12,168
OREO expenses, net	2,598	(367)	2,320	4,483	9,367
Other	19,703	18,790	17,331	74,242	63,993
Total non-interest expense	166,829	159,974	143,441	628,419	546,847
Income before taxes	56,408	62,197	61,802	251,765	246,431
Income tax expense	20,896	23,842	23,669	95,016	95,033
Net income	$35,512	$38,355	$38,133	$156,749	$151,398
Preferred stock dividends and discount accretion	$3,629	$4,079	$1,580	$10,869	$6,323
Net income applicable to common shares	$31,883	$34,276	$36,553	$145,880	$145,075
Net income per common share - Basic	$0.66	$0.71	$0.78	$3.05	$3.12
Net income per common share - Diluted	$0.64	$0.69	$0.75	$2.93	$2.98
Cash dividends declared per common share	$0.11	$0.11	$0.10	$0.44	$0.40
Weighted average common shares outstanding	48,371	48,158	46,734	47,838	46,524
Dilutive potential common shares	4,005	4,049	4,243	4,099	4,321
Average common shares and dilutive common shares	52,376	52,207	50,977	51,937	50,845

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and return on average tangible common equity. In addition, certain operating measures and ratios are adjusted for acquisition and non-operating compensation charges. These operating measures and ratios include operating net income, the efficiency ratio, the net overhead ratio, return on average assets, return on average common equity, return on average tangible common equity and net income per diluted common share. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers operating net income, which is reported net income excluding acquisition and non-operating compensation charges, as a useful measure of operating performance. Acquisition related charges are specific costs incurred by the Company as a result of an acquisition that are not expected to continue in subsequent periods. Non-operating compensation charges are certain salary and employee benefit costs incurred that are not related to current operating services provided by employees of the Company. The Company excludes acquisition and non-operating compensation charges from reported net income as well as certain operating measures and ratios noted above to provide better comparability between periods.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP-derived financial measures for the last 5 quarters:

	Three Months Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars and shares in thousands)	2015	2015	2015	2015	2014 (1)	2015	2014 (1)
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$187,487	$185,379	$175,241	$170,357	$172,715	$718,464	$671,267
Taxable-equivalent adjustment:
- Loans	430	346	328	327	301	1,431	1,128
- Liquidity Management Assets	866	841	787	727	555	3,221	2,000
- Other Earning Assets	13	10	27	7	24	57	41
Interest Income - FTE	$188,796	$186,576	$176,383	$171,418	$173,595	$723,173	$674,436
(B) Interest Expense (GAAP)	20,281	19,839	18,349	18,466	18,996	76,935	72,692
Net interest income - FTE	$168,515	$166,737	$158,034	$152,952	$154,599	$646,238	$601,744
(C) Net Interest Income (GAAP) (A minus B)	$167,206	$165,540	$156,892	$151,891	$153,719	$641,529	$598,575
(D) Net interest margin (GAAP-derived)	3.26%	3.31%	3.39%	3.40%	3.44%	3.34%	3.51%
Net interest margin - FTE	3.29%	3.33%	3.41%	3.42%	3.46%	3.36%	3.53%
(E) Efficiency ratio (GAAP-derived)	71.79%	69.38%	65.96%	68.23%	67.87%	68.84%	67.15%
Efficiency ratio - FTE	71.39%	69.02%	65.64%	67.90%	67.59%	68.49%	66.89%
Efficiency ratio - Adjusted for acquisition and non-operating compensation charges	68.70%	66.67%	65.16%	67.56%	67.59%	67.01%	66.89%
(F) Net Overhead Ratio (GAAP-derived)	1.82%	1.74%	1.53%	1.69%	1.76%	1.70%	1.77%
Net Overhead Ratio - Adjusted for acquisition and non-operating compensation charges	1.70%	1.63%	1.51%	1.68%	1.76%	1.63%	1.77%
Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$2,352,274	$2,335,736	$2,264,982	$2,131,074	$2,069,822
(G) Less: Convertible preferred stock	(126,287)	(126,312)	(126,312)	(126,427)	(126,467)
Less: Non-convertible preferred stock	(125,000)	(125,000)	(125,000)	—	—
Less: Intangible assets	(495,970)	(497,699)	(439,570)	(439,055)	(424,445)
(H) Total tangible common shareholders’ equity	$1,605,017	$1,586,725	$1,574,100	$1,565,592	$1,518,910
Total assets	$22,917,166	$22,043,930	$20,799,924	$20,382,271	$20,010,727
Less: Intangible assets	(495,970)	(497,699)	(439,570)	(439,055)	(424,445)
(I) Total tangible assets	$22,421,196	$21,546,231	$20,360,354	$19,943,216	$19,586,282
Tangible common equity ratio (H/I)	7.2%	7.4%	7.7%	7.9%	7.8%
Tangible common equity ratio, assuming full conversion of preferred stock ((H-G)/I)	7.7%	8.0%	8.4%	8.5%	8.4%
Calculation of book value per share
Total shareholders’ equity	$2,352,274	$2,335,736	$2,264,982	$2,131,074	$2,069,822
Less: Preferred stock	(251,287)	(251,312)	(251,312)	(126,427)	(126,467)
(J) Total common equity	$2,100,987	$2,084,424	$2,013,670	$2,004,647	$1,943,355
(K) Actual common shares outstanding	48,383	48,337	47,677	47,390	46,805
Book value per share (J/K)	$43.42	$43.12	$42.24	$42.30	$41.52
Tangible common book value per share (H/K)	$33.17	$32.83	$33.02	$33.04	$32.45

	Three Months Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars and shares in thousands)	2015	2015	2015	2015	2014 (1)	2015	2014 (1)
Calculation of return on average assets
(L) Net income	$35,512	$38,355	$43,831	$39,052	$38,133	$156,749	$151,398
Add: Acquisition and non-operating compensation charges, net of tax	3,975	3,558	847	607	—	8,987	—
(M) Operating net income	39,487	41,913	44,678	39,659	38,133	165,736	151,398
(N) Total average assets	22,233,492	21,688,450	20,256,996	19,826,240	19,366,670	21,009,773	18,699,458
Return on average assets, annualized (L/N)	0.63%	0.70%	0.87%	0.80%	0.78%	0.75%	0.81%
Return on average assets, adjusted for acquisition and non-operating compensation charges, annualized (M/N)	0.70%	0.77%	0.88%	0.81%	0.78%	0.79%	0.81%
Calculation of return on average common equity
(O) Net income applicable to common shares	$31,883	34,276	42,251	37,471	36,553	$145,880	145,075
(P) Add: Acquisition and non-operating compensation charges, net of tax	3,975	3,558	847	607	—	8,987	—
(Q) Add: After-tax intangible asset amortization	834	833	597	615	722	2,879	2,881
(R) Tangible operating net income applicable to common shares	$36,692	38,667	43,695	38,693	37,275	$157,746	147,956
Total average shareholders' equity	$2,347,545	2,310,511	2,156,128	2,114,356	2,057,855	$2,232,989	1,993,959
Less: Average preferred stock	(251,293)	(251,312)	(134,586)	(126,445)	(126,467)	(191,416)	(126,471)
(S) Total average common shareholders' equity	$2,096,252	2,059,199	2,021,542	1,987,911	1,931,388	$2,041,573	1,867,488
Less: Average intangible assets	(497,199)	(490,583)	(439,455)	(436,456)	(425,834)	(466,225)	(408,642)
(T) Total average tangible common shareholders’ equity	$1,599,053	1,568,616	1,582,087	1,551,455	1,505,554	$1,575,348	1,458,846
Return on average common equity, annualized (O/S)	6.03%	6.60%	8.38%	7.64%	7.51%	7.15%	7.77%
Return on average common equity, adjusted for acquisition and non-operating compensation charges, annualized ((O+P)/S)	6.79%	7.29%	8.55%	7.77%	7.51%	7.59%	7.77%
Return on average tangible common equity, annualized ((O+Q)/T)	8.12%	8.88%	10.86%	9.96%	9.82%	9.44%	10.14%
Return on average tangible common equity, adjusted for acquisition and non-operating compensation charges, annualized (R/T)	9.10%	9.78%	11.07%	10.12%	9.82%	10.01%	10.14%
Calculation of net income per common share - diluted
(U) Net income applicable to common shares - Diluted	33,462	35,855	43,831	39,052	38,133	152,199	151,398
Add: Acquisition and non-operating compensation charges, net of tax	3,975	3,558	847	607	—	8,987	—
(V) Net income applicable to common shares - Diluted, adjusted for acquisition and non-operating compensation charges	37,437	39,413	44,678	39,659	38,133	161,186	151,398
Weighted average common shares and effect of dilutive potential common shares (W)	52,376	52,207	51,723	51,472	50,977	51,937	50,845
Net income per common share - Diluted (U/W)	$0.64	$0.69	$0.85	$0.76	$0.75	$2.93	$2.98
Net income per common share - Diluted, adjusted for acquisition and non-operating compensation charges (V/W)	0.71	0.75	0.86	0.77	0.75	3.10	2.98

(1)	The Company considers acquisition and non-operating compensation charges incurred prior to 2015 to be insignificant.

LOANS
Loan Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	December 31, 2015	September 30, 2015	December 31, 2014	From (1) September 30, 2015	From December 31, 2014
Balance:
Commercial	$4,713,909	$4,400,185	$3,924,394	28%	20%
Commercial real estate	5,529,289	5,307,566	4,505,753	17	23
Home equity	784,675	797,465	716,293	(6)	10
Residential real estate	607,451	571,743	483,542	25	26
Premium finance receivables - commercial	2,374,921	2,407,075	2,350,833	(5)	1
Premium finance receivables - life insurance	2,961,496	2,700,275	2,277,571	38	30
Consumer and other	146,376	131,902	151,012	44	(3)
Total loans, net of unearned income, excluding covered loans	$17,118,117	$16,316,211	$14,409,398	19%	19%
Covered loans	148,673	168,609	226,709	(47)	(34)
Total loans, net of unearned income	$17,266,790	$16,484,820	$14,636,107	19%	18%
Mix:
Commercial	27%	27%	26%
Commercial real estate	32	32	31
Home equity	5	5	5
Residential real estate	3	3	3
Premium finance receivables - commercial	14	15	16
Premium finance receivables - life insurance	17	16	16
Consumer and other	1	1	1
Total loans, net of unearned income, excluding covered loans	99%	99%	98%
Covered loans	1	1	2
Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

As of December 31, 2015		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial and industrial	$2,851,354	27.8%	$12,416	$6	$23,457
Franchise	245,228	2.4	—	—	3,086
Mortgage warehouse lines of credit	222,806	2.2	—	—	1,628
Community Advantage - homeowner associations	130,986	1.3	—	—	3
Aircraft	5,327	0.1	288	—	7
Asset-based lending	742,684	7.3	8	—	5,859
Tax exempt	267,273	2.6	—	—	1,759
Leases	226,074	2.2	—	535	232
Other	3,588	—	—	—	20
PCI - commercial loans (1)	18,589	0.2	—	892	84
Total commercial	$4,713,909	46.1%	$12,712	$1,433	$36,135
Commercial Real Estate:
Residential construction	$70,381	0.7%	$273	$—	$895
Commercial construction	288,279	2.8	33	—	3,018
Land	78,417	0.8	1,751	—	2,467
Office	863,001	8.4	4,619	—	5,890
Industrial	727,648	7.1	9,564	—	6,377
Retail	868,399	8.5	1,760	—	5,597
Multi-family	742,349	7.2	1,954	—	7,356
Mixed use and other	1,732,816	16.9	6,691	—	11,809
PCI - commercial real estate (1)	157,999	1.5	—	22,111	349
Total commercial real estate	$5,529,289	53.9%	$26,645	$22,111	$43,758
Total commercial and commercial real estate	$10,243,198	100.0%	$39,357	$23,544	$79,893

Commercial real estate - collateral location by state:
Illinois	$4,455,287	80.6%
Wisconsin	581,844	10.5
Total primary markets	$5,037,131	91.1%
Florida	55,631	1.0
California	64,018	1.2
Indiana	129,467	2.3
Other (no individual state greater than 0.7%)	243,042	4.4
Total	$5,529,289	100.0%

(1)
Purchased credit impaired ("PCI") loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	December 31, 2015	September 30, 2015	December 31, 2014	From (1) September 30, 2015	From December 31, 2014
Balance:
Non-interest bearing	$4,836,420	$4,705,994	$3,518,685	11%	37%
NOW and interest bearing demand deposits	2,390,217	2,231,258	2,236,089	28	7
Wealth Management deposits (2)	1,643,653	1,469,920	1,226,916	47	34
Money Market	4,041,300	4,001,518	3,651,467	4	11
Savings	1,723,367	1,684,007	1,508,877	9	14
Time certificates of deposit	4,004,677	4,135,772	4,139,810	(13)	(3)
Total deposits	$18,639,634	$18,228,469	$16,281,844	9%	14%
Mix:
Non-interest bearing	26%	26%	22%
NOW and interest bearing demand deposits	13	12	14
Wealth Management deposits (2)	9	8	8
Money Market	22	22	22
Savings	9	9	9
Time certificates of deposit	21	23	25
Total deposits	100%	100%	100%

(1)	Annualized

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Time Certificates of Deposit
Maturity/Re-pricing Analysis
As of December 31, 2015

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$—	$54,940	$147,210	$700,606	$902,756	0.58%
4-6 months	36,506	42,643	—	577,555	656,704	0.60%
7-9 months	165,621	31,803	—	536,680	734,104	0.78%
10-12 months	—	37,691	—	523,806	561,497	0.80%
13-18 months	43,307	16,608	—	580,093	640,008	0.91%
19-24 months	1,525	4,666	—	196,065	202,256	1.02%
24+ months	3,438	15,069	—	288,845	307,352	1.24%
Total	$250,397	$203,420	$147,210	$3,403,650	$4,004,677	0.78%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2015 compared to the third quarter of 2015 (sequential quarters)and fourth quarter of 2014 (linked quarters):

	Average Balance for three months ended,			Interest for three months ended,			Yield/Rate for three months ended,
(Dollars in thousands)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	September 30, 2015	December 31, 2014
Liquidity management assets (1) (2) (7)	$3,245,393	$3,140,782	$2,972,220	$18,621	$18,165	$15,563	2.28%	2.29%	2.08%
Other earning assets (2) (3) (7)	29,792	30,990	29,699	244	234	255	3.26	3.00	3.40
Loans, net of unearned income (2) (4) (7)	16,889,922	16,509,001	14,469,745	168,060	165,572	153,590	3.95	3.98	4.21
Covered loans	154,846	174,768	244,139	1,871	2,605	4,187	4.79	5.91	6.80
Total earning assets (7)	$20,319,953	$19,855,541	$17,715,803	$188,796	$186,576	$173,595	3.69%	3.73%	3.89%
Allowance for loan and covered loan losses	(109,448)	(106,091)	(97,506)
Cash and due from banks	260,593	251,289	243,080
Other assets	1,762,394	1,687,711	1,505,293
Total assets	$22,233,492	$21,688,450	$19,366,670

Interest-bearing deposits	$13,606,046	$13,489,651	$12,771,359	$12,617	$12,436	$12,431	0.37%	0.37%	0.39%
Federal Home Loan Bank advances	448,725	402,646	335,198	2,684	2,458	2,534	2.37	2.42	3.00
Other borrowings	269,914	272,782	84,795	1,007	1,045	313	1.48	1.52	1.47
Subordinated notes	140,000	140,000	140,000	1,777	1,776	1,776	5.08	5.08	5.07
Junior subordinated debentures	268,566	264,974	249,493	2,196	2,124	1,942	3.20	3.14	3.04
Total interest-bearing liabilities	$14,733,251	$14,570,053	$13,580,845	$20,281	$19,839	$18,996	0.55%	0.54%	0.55%
Non-interest bearing deposits	4,776,977	4,473,632	3,398,774
Other liabilities	375,719	334,254	329,196
Equity	2,347,545	2,310,511	2,057,855
Total liabilities and shareholders’ equity	$22,233,492	$21,688,450	$19,366,670
Interest rate spread (5) (7)							3.14%	3.19%	3.34%
Net free funds/contribution(6)	$5,586,702	$5,285,488	$4,134,958				0.15%	0.14%	0.12%
Net interest income/margin (7)				$168,515	$166,737	$154,599	3.29%	3.33%	3.46%

(1)	Liquidity management assets include available-for-sale and held-to-maturity securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)
Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014 were $1.3 million, $1.2 million and $880,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the year ended December 31, 2015 compared to the year ended December 31, 2014:

	Average Balance for Year Ended,		Interest for Year Ended,		Yield/Rate for Year Ended,
(Dollars in thousands)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Liquidity management assets (1) (2) (7)	$2,992,506	$2,761,450	$68,949	$59,368	2.30%	2.15%
Other earning assets (2) (3) (7)	30,161	28,699	962	916	3.19	3.19
Loans, net of unearned income (2) (4) (7)	16,022,371	13,958,842	641,917	590,620	4.01	4.23
Covered loans	186,427	280,946	11,345	23,532	6.09	8.38
Total earning assets (7)	$19,231,465	$17,029,937	$723,173	$674,436	3.76%	3.96%
Allowance for loan and covered loan losses	(103,459)	(100,586)
Cash and due from banks	249,488	234,194
Other assets	1,632,279	1,535,913
Total assets	$21,009,773	$18,699,458

Interest-bearing deposits	$13,271,304	$12,470,597	$48,863	$48,411	0.37%	0.39%
Federal Home Loan Bank advances	389,426	387,591	9,110	10,523	2.34	2.71
Other borrowings	233,152	132,479	3,627	1,773	1.56	1.34
Subordinated notes	140,000	77,479	7,105	3,906	5.07	5.04
Junior subordinated debentures	258,203	249,493	8,230	8,079	3.14	3.19
Total interest-bearing liabilities	$14,292,085	$13,317,639	$76,935	$72,692	0.54%	0.55%
Non-interest bearing deposits	4,144,378	3,062,338
Other liabilities	340,321	325,522
Equity	2,232,989	1,993,959
Total liabilities and shareholders’ equity	$21,009,773	$18,699,458
Interest rate spread (5) (7)					3.22%	3.41%
Net free funds/contribution (6)	$4,939,380	$3,712,298			0.14%	0.12%
Net interest income/margin (7)			$646,238	$601,744	3.36%	3.53%

(1)	Liquidity management assets include available-for-sale and held-to-maturity securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)
Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the years ended December 31, 2015 and 2014 were $4.7 million and $3.2 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

Interest Rate Sensitivity
As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates modeling many different interest rate scenarios.
The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenarios at December 31, 2015, September 30, 2015 and December 31, 2014 is as follows:

Static Shock Scenarios	+200 Basis Points	+100 Basis Points	-100 Basis Points
December 31, 2015	16.1%	8.7%	(10.6)%
September 30, 2015	15.6%	8.0%	(11.1)%
December 31, 2014	13.4%	6.4%	(10.1)%

Ramp Scenarios	+200 Basis Points	+100 Basis Points	-100 Basis Points
December 31, 2015	7.3%	3.9%	(4.4)%
September 30, 2015	6.7%	3.6%	(4.0)%
December 31, 2014	5.4%	2.5%	(3.9)%
These results indicate that the Company has positioned its balance sheet to benefit from a rise in interest rates. This analysis also indicates that the Company would benefit to a greater magnitude should a rise in interest rates be significant (i.e. 200 basis points) and immediate (Static Shock Scenario).

NON-INTEREST INCOME
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	December 31,	September 30,	December 31,	Q4 2015 compared to Q3 2015		Q4 2015 compared to Q4 2014
(Dollars in thousands)	2015	2015	2014	$ Change	% Change	$ Change	% Change
Brokerage	$6,850	$6,579	$7,892	$271	4%	$(1,042)	(13)%
Trust and asset management	11,784	11,664	10,757	120	1	1,027	10
Total wealth management	18,634	18,243	18,649	391	2	(15)	0
Mortgage banking	23,317	27,887	24,694	(4,570)	(16)	(1,377)	(6)
Service charges on deposit accounts	7,210	7,403	6,189	(193)	(3)	1,021	16
(Losses) gains on available-for-sale securities, net	(79)	(98)	18	19	NM	(97)	NM
Fees from covered call options	3,629	2,810	2,966	819	29	663	22
Trading gains (losses), net	205	(135)	(507)	340	NM	712	NM
Operating lease income, net	1,973	613	67	1,360	NM	1,906	NM
Other:
Interest rate swap fees	2,343	2,606	1,119	(263)	(10)	1,224	NM
BOLI	1,463	212	661	1,251	NM	802	NM
Administrative services	1,101	1,072	1,107	29	3	(6)	(1)
Miscellaneous	5,294	4,340	2,694	954	22	2,600	97
Total Other	10,201	8,230	5,581	1,971	24	4,620	83
Total Non-Interest Income	$65,090	$64,953	$57,657	$137	0%	$7,433	13%

	Years Ended December 31,		$	%
(Dollars in thousands)	2015	2014	Change	Change
Brokerage	$27,030	$30,438	$(3,408)	(11)%
Trust and asset management	46,422	40,905	5,517	13
Total wealth management	73,452	71,343	2,109	3
Mortgage banking	115,011	91,617	23,394	26
Service charges on deposit accounts	27,384	23,307	4,077	17
Gains (losses) on available-for-sale securities, net	323	(504)	827	NM
Fees from covered call options	15,364	7,859	7,505	95
Trading (losses) gains, net	(247)	(1,609)	1,362	NM
Operating lease income, net	2,728	163	2,565	NM
Other:
Interest rate swap fees	9,487	4,469	5,018	NM
BOLI	4,622	2,700	1,922	71
Administrative services	4,252	3,893	359	9
Miscellaneous	19,221	12,002	7,219	60
Total Other	37,582	23,064	14,518	63
Total Non-Interest Income	$271,597	$215,240	$56,357	26%
NM - Not Meaningful

The significant changes in non-interest income for the quarter ended December 31, 2015 compared to the quarters ended September 30, 2015 and December 31, 2014 are discussed below.

Wealth management revenue totaled $18.6 million in the fourth quarter of 2015 as compared to $18.2 million in the third quarter of 2015 and $18.6 million in the fourth quarter of 2014. The increase as compared to the third quarter of 2015 is mostly attributable to growth in assets from new customers and new financial advisors, as well as an increase in existing customer activity and market appreciation. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors and the brokerage commissions, money managed fees and insurance product commissions at Wayne Hummer Investments.

For the quarter ended December 31, 2015, mortgage banking revenue totaled $23.3 million, a decrease of $4.6 million as compared to the third quarter of 2015 and a decrease of $1.4 million when compared to the fourth quarter of 2014. The decrease in mortgage banking revenue in the fourth quarter of 2015, when compared to the third quarter of 2015 and the fourth quarter of 2014, resulted primarily from lower origination volumes in the current quarter. Mortgage loans originated or purchased for sale were $808.9 million in the current quarter as compared to $973.7 million in the third quarter of 2015 and $838.3 million in the prior year quarter. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

Service charges on deposit accounts totaled $7.2 million in the fourth quarter of 2015, a slight decrease compared to the third quarter of 2015 and an increase of $1.0 million compared to the prior year quarter. The increase in the current quarter as compared to the fourth quarter of 2014 is primarily a result of higher account analysis fees on deposit accounts which have increased as a result of the Company's commercial banking initiative as well as additional service charges on deposit accounts from acquired institutions.

Fees from covered call option transactions totaled $3.6 million for the fourth quarter 2015, compared to $2.8 million for the third quarter of 2015 and $3.0 million for the fourth quarter of 2014. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has effectively entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio by using fees generated from these options to compensate for net interest margin compression. These option transactions are designed to increase the total return associated with holding certain investment securities and do not qualify as hedges pursuant to accounting guidance. Fees from covered call options increased in the current quarter compared to prior year periods primarily as a result of selling call options against a larger value of underlying securities resulting in higher premiums received by the Company. There were no outstanding call option contracts at December 31, 2015, September 30, 2015 and December 31, 2014.

The Company recognized $205,000 of trading gains in the fourth quarter of 2015 compared to trading losses of $135,000 in the third quarter of 2015 and trading losses of $507,000 in the fourth quarter of 2014. Trading gains and losses recorded by the Company primarily result from fair value adjustments related to interest rate derivatives not designated as hedges, primarily interest rate cap instruments that the Company uses to manage interest rate risk, specifically in the event of future increases in short-term interest rates. The change in value of the cap derivatives reflects the present value of expected cash flows over the remaining life of the caps. These expected cash flows are derived from the expected path for and a measure of volatility for short-term interest rates.

Other non-interest income totaled $10.2 million for the quarter ended December 31, 2015, an increase of $2.0 million compared to the third quarter of 2015 and an increase of $4.6 million compared to the fourth quarter of 2014. The increase in the current quarter as compared to the third quarter of 2015 and the fourth quarter of 2014, is primarily due to an increase in net gains on partnership investments, greater interest rate swap revenues resulting from interest rate hedging transactions related to both customer-based trades and the related matched trades with inter-bank counterparties and the recognition of a $0.6 million BOLI death benefit.

NON-INTEREST EXPENSE
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	December 31,	September 30,	December 31,	Q4 2015 compared to Q3 2015		Q4 2015 compared to Q4 2014
(Dollars in thousands)	2015	2015	2014	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$50,982	$53,028	$45,255	$(2,046)	(4)%	$5,727	13%
Commissions and incentive compensation	31,222	30,035	28,369	1,187	4	2,853	10
Benefits	17,576	14,686	14,009	2,890	20	3,567	25
Total salaries and employee benefits	99,780	97,749	87,633	2,031	2	12,147	14
Equipment	8,772	8,414	7,502	358	4	1,270	17
Equipment on operating lease	1,229	473	53	756	NM	1,176	NM
Occupancy, net	13,062	12,066	11,600	996	8	1,462	13
Data processing	7,284	8,127	5,313	(843)	(10)	1,971	37
Advertising and marketing	5,373	6,237	3,669	(864)	(14)	1,704	46
Professional fees	4,387	4,100	4,039	287	7	348	9
Amortization of other intangible assets	1,324	1,350	1,171	(26)	(2)	153	13
FDIC insurance	3,317	3,035	2,810	282	9	507	18
OREO expense, net	2,598	(367)	2,320	2,965	NM	278	12
Other:
Commissions - 3rd party brokers	1,321	1,364	1,470	(43)	(3)	(149)	(10)
Postage	1,892	1,927	1,724	(35)	(2)	168	10
Miscellaneous	16,490	15,499	14,137	991	6	2,353	17
Total other	19,703	18,790	17,331	913	5	2,372	14
Total Non-Interest Expense	$166,829	$159,974	$143,441	$6,855	4%	$23,388	16%

	Years Ended December 31,		$ Change	% Change
(Dollars in thousands)	2015	2014
Salaries and employee benefits:
Salaries	$197,475	$177,811	19,664	11%
Commissions and incentive compensation	120,138	103,185	16,953	16
Benefits	64,467	54,510	9,957	18
Total salaries and employee benefits	382,080	335,506	46,574	14
Equipment	32,812	29,609	3,203	11
Equipment on operating lease	1,826	142	1,684	NM
Occupancy, net	48,880	42,889	5,991	14
Data processing	26,940	19,336	7,604	39
Advertising and marketing	21,924	13,571	8,353	62
Professional fees	18,225	15,574	2,651	17
Amortization of other intangible assets	4,621	4,692	(71)	(2)
FDIC insurance	12,386	12,168	218	2
OREO expenses, net	4,483	9,367	(4,884)	(52)
Other:
Commissions - 3rd party brokers	5,474	6,381	(907)	(14)
Postage	7,030	6,045	985	16
Miscellaneous	61,738	51,567	10,171	20
Total other	74,242	63,993	10,249	16
Total Non-Interest Expense	$628,419	$546,847	$81,572	15%

The significant changes in non-interest expense for the quarter ended December 31, 2015 compared to the quarters ended September 30, 2015 and December 31, 2014 are discussed below.

Salaries and employee benefits expense increased $12.1 million, or 14%, in the fourth quarter of 2015 compared to the fourth quarter of 2014 , and increased $2.0 million compared to the third quarter of 2015. The increase compared to the prior year period is primarily due to a $5.7 million increase in salaries caused by the addition of employees from acquisitions, increased staffing as the Company grows, acquisition-related and severance charges, along with a $2.8 million increase in commissions and incentive compensation and a $3.6 million increase in employee benefits resulting from higher insurance costs and the $1.4 million adjustment of pension obligations assumed in previous acquisitions.

Equipment on operating lease expense totaled $1.2 million for the fourth quarter of 2015, an increase of $756,000 compared to the third quarter of 2015 and an increase of $1.2 million compared to the fourth quarter of 2014. The increase in the current quarter compared to the prior periods is primarily related to growth in business from the Company's leasing divisions.

Occupancy expense for the fourth quarter of 2015 was $13.1 million, an increase of $1.0 million, or 8% compared to the third quarter of 2015 and an increase of $1.5 million, or 13%, compared to the same period in 2014. The increase in the current quarter as compared to the prior year quarter is primarily the result of increased rent expense on leased properties as well as additional depreciation expenses on owned locations including those obtained in the Company's acquisitions. Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises.

Data processing expenses decreased in the fourth quarter of 2015 totaling $7.3 million as compared to $8.1 million in the third quarter of 2015 and increased $2.0 million compared to the fourth quarter of 2014. The amount of data processing expenses incurred decreased compared to third quarter of 2015 primarily due to lower acquisition related expenses recorded in the fourth quarter of 2015 than were recorded in the third quarter related to recent bank acquisition transactions.

OREO expense totaled $2.6 million in the fourth quarter of 2015, an increase of $3.0 million compared to the third quarter of 2015 and an increase of $278,000 compared to the fourth quarter of 2014. The increase in total OREO expense in the current quarter is due to operating expenses (net of rental income) increasing $716,000, recognized gains on sales decreasing $1.1 million and OREO valuation write-downs increasing $1.1 million. OREO costs include all costs related to obtaining, maintaining and selling other real estate owned properties.

Miscellaneous expenses in the fourth quarter of 2015 increased $1.0 million as compared to the third quarter of 2015 and increased $2.4 million, or 17%, compared to the quarter ended December 31, 2014. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors' fees, telephone, travel and entertainment, corporate insurance, operating losses, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

ASSET QUALITY
Allowance for Credit Losses, excluding covered loans

	Three Months Ended			Years Ended
(Dollars in thousands)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Allowance for loan losses at beginning of period	$102,996	$100,204	$91,019	$91,705	$96,922
Provision for credit losses	9,196	8,665	6,744	33,747	22,889
Other adjustments	(243)	(153)	(236)	(737)	(824)
Reclassification from/(to) allowance for unfunded lending-related commitments	13	(42)	46	(138)	(56)
Charge-offs:
Commercial	1,369	964	289	4,253	4,153
Commercial real estate	2,734	1,948	4,434	6,543	15,788
Home equity	680	1,116	150	4,227	3,895
Residential real estate	211	1,138	630	2,903	1,750
Premium finance receivables - commercial	2,676	1,595	1,463	7,060	5,722
Premium finance receivables - life insurance	—	—	4	—	4
Consumer and other	179	116	156	521	792
Total charge-offs	7,849	6,877	7,126	25,507	32,104
Recoveries:
Commercial	315	462	315	1,432	1,198
Commercial real estate	491	213	572	2,840	1,334
Home equity	183	42	57	312	535
Residential real estate	55	136	19	283	335
Premium finance receivables - commercial	223	278	219	1,288	1,139
Premium finance receivables - life insurance	—	16	6	16	11
Consumer and other	20	52	70	159	326
Total recoveries	1,287	1,199	1,258	6,330	4,878
Net charge-offs	(6,562)	(5,678)	(5,868)	(19,177)	(27,226)
Allowance for loan losses at period end	$105,400	$102,996	$91,705	$105,400	$91,705
Allowance for unfunded lending-related commitments at period end	949	926	775	949	775
Allowance for credit losses at period end	$106,349	$103,922	$92,480	$106,349	$92,480
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.09%	0.05%	—%	0.07%	0.08%
Commercial real estate	0.16	0.13	0.34	0.07	0.33
Home equity	0.25	0.55	0.05	0.52	0.47
Residential real estate	0.07	0.42	0.30	0.29	0.19
Premium finance receivables - commercial	0.41	0.21	0.21	0.24	0.19
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	0.37	0.17	0.19	0.23	0.28
Total loans, net of unearned income, excluding covered loans	0.15%	0.14%	0.16%	0.12%	0.20%
Net charge-offs as a percentage of the provision for credit losses	71.35%	65.53%	86.98%	56.83%	118.94%
Loans at period-end	$17,118,117	$16,316,211	$14,409,398
Allowance for loan losses as a percentage of loans at period end	0.62%	0.63%	0.64%
Allowance for credit losses as a percentage of loans at period end	0.62%	0.64%	0.64%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Net charge-offs as a percentage of loans, excluding covered loans, for the fourth quarter of 2015 totaled 15 basis points on an annualized basis compared to 14 basis points on an annualized basis in the third quarter of 2015 and 16 basis points on an annualized basis in the fourth quarter of 2014. Net charge-offs totaled $6.6 million in the fourth quarter of 2015, an $884,000 increase from $5.7 million in the third quarter of 2015 and a $694,000 increase from $5.9 million in the fourth quarter of 2014.
The provision for credit losses, excluding the provision for covered loan losses, totaled $9.2 million for the fourth quarter of 2015, as compared to $8.7 million for the third quarter of 2015 and $6.7 million for the fourth quarter of 2014. The higher provision for credit losses in the fourth quarter of 2015 compared to the same period of 2014 was partly due to the loan growth in the current period.
The allowance for unfunded lending-related commitments totaled $949,000 as of December 31, 2015 compared to $926,000 as of September 30, 2015 and $775,000 as of December 31, 2014.
Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
The Company also provides a provision for covered loan losses on covered loans and maintains an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The following table presents the provision for credit losses and allowance for credit losses by component for the periods presented:

	Three Months Ended			Years Ended
(Dollars in thousands)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Provision for loan losses	$9,209	$8,623	$6,790	$33,609	$22,833
Provision for unfunded lending-related commitments	(13)	42	(46)	138	56
Provision for covered loan losses	(137)	(343)	(611)	(805)	(2,352)
Provision for credit losses	$9,059	$8,322	$6,133	$32,942	$20,537

			Period End
			December 31, 2015	September 30, 2015	December 31, 2014
Allowance for loan losses			$105,400	$102,996	$91,705
Allowance for unfunded lending-related commitments			949	926	775
Allowance for covered loan losses			3,026	2,918	2,131
Allowance for credit losses			$109,375	$106,840	$94,611

The tables below summarize the calculation of allowance for loan losses for the Company’s core loan portfolio and consumer, niche and purchased loan portfolio as of December 31, 2015 and September 30, 2015.

	As of December 31, 2015
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial: (1)
Commercial and industrial	$2,793,794	$23,455	0.84%
Asset-based lending	740,234	5,859	0.79
Tax exempt	265,264	1,759	0.66
Leases	225,805	232	0.10
Other	2,790	20	0.73
Commercial real estate: (1)
Residential construction	69,407	895	1.29
Commercial construction	286,777	3,018	1.05
Land	72,114	2,467	3.42
Office	802,274	5,890	0.73
Industrial	679,538	6,373	0.94
Retail	794,442	5,597	0.70
Multi-family	685,217	7,348	1.07
Mixed use and other	1,581,024	11,809	0.75
Home equity (1)	688,160	11,993	1.74
Residential real estate (1)	559,532	4,726	0.84
Total core loan portfolio	$10,246,372	$91,441	0.89%
Commercial:
Franchise	$245,228	$3,086	1.26%
Mortgage warehouse lines of credit	222,806	1,628	0.73
Community Advantage - homeowner associations	130,986	3	—
Aircraft	5,327	7	0.13
Purchased non-covered commercial loans (2)	81,675	86	0.11
Commercial real estate:
Purchased non-covered commercial real estate (2)	558,496	361	0.06
Purchased non-covered home equity (2)	96,515	19	0.02
Purchased non-covered residential real estate (2)	47,919	8	0.02
Premium finance receivables
U.S. commercial insurance loans	2,096,604	5,449	0.26
Canada commercial insurance loans (2)	278,317	567	0.20
Life insurance loans (1)	2,593,204	1,217	0.05
Purchased life insurance loans (2)	368,292	—	—
Consumer and other (1)	141,743	1,527	1.08
Purchased non-covered consumer and other (2)	4,633	1	0.02
Total consumer, niche and purchased loan portfolio	$6,871,745	$13,959	0.20%
Total loans, net of unearned income, excluding covered loans	$17,118,117	$105,400	0.62%
Non-accretable credit discounts on purchased loans reported in accordance with ASC 310-30, excluding covered loans		29,502
Total allowance for loan losses and non-accretable credit discounts on purchased loans, excluding covered loans		$134,902	0.79%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

	As of September 30, 2015
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial: (1)
Commercial and industrial	$2,579,208	$21,875	0.85%
Asset-based lending	797,301	6,282	0.79
Tax exempt	230,878	1,303	0.56
Leases	205,612	169	0.08
Other	1,953	12	0.61
Commercial real estate: (1)
Residential construction	60,072	753	1.25
Commercial construction	283,689	2,995	1.06
Land	73,923	2,550	3.45
Office	762,734	7,154	0.94
Industrial	614,619	5,515	0.90
Retail	753,009	5,254	0.70
Multi-family	650,287	6,951	1.07
Mixed use and other	1,517,265	12,077	0.80
Home equity (1)	694,203	12,205	1.76
Residential real estate (1)	518,756	4,580	0.88
Total core loan portfolio	$9,743,509	$89,675	0.92%
Commercial:
Franchise	$222,001	$3,145	1.42%
Mortgage warehouse lines of credit	136,614	1,022	0.75
Community Advantage - homeowner associations	123,209	3	—
Aircraft	6,371	8	0.13
Purchased non-covered commercial loans (2)	97,038	171	0.18
Commercial real estate:
Purchased non-covered commercial real estate (2)	591,968	812	0.14
Purchased non-covered home equity (2)	103,262	18	0.02
Purchased non-covered residential real-estate (2)	52,987	6	0.01
Premium finance receivables
U.S. commercial insurance loans	2,127,969	5,458	0.26
Canada commercial insurance loans (2)	279,106	583	0.21
Life insurance loans (1)	2,326,689	1,040	0.04
Purchased life insurance loans (2)	373,586	—	—
Consumer and other (1)	127,011	1,054	0.83
Purchased non-covered consumer and other (2)	4,891	1	0.02
Total consumer, niche and purchased loan portfolio	$6,572,702	$13,321	0.20%
Total loans, net of unearned income, excluding covered loans	$16,316,211	$102,996	0.63%
Non-accretable credit discounts on purchased loans reported in accordance with ASC 310-30, excluding covered loans		30,405
Total allowance for loan losses and non-accretable credit discounts on purchased loans, excluding covered loans		$133,401	0.82%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

As part of the regular quarterly review performed by management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and consumer, niche and purchased loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the consumer, niche and purchased loan portfolio was shown on the previous pages as of December 31, 2015 and September 30, 2015.
The decrease in the allowance for loan losses to core loans in the fourth quarter of 2015 compared to the third quarter of 2015 was attributable to a smaller population of core loans requiring ASC 310 reserves (specific reserves). Loans requiring ASC 450 reserves typically have lower reserve factors as compared to core loans requiring ASC 310 reserves. ASC 310 reserves are maintained on impaired loans.

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date.  In accordance with accounting guidance, credit deterioration on purchased loans is recorded as a credit discount at the time of purchase instead of as an increase to the allowance for loan losses.  For analysis purposes, the Company has combined the non-accretable credit discounts recorded on purchased loans with the total allowance for loan losses in the previous tables to present the total credit reserves available on its loan portfolio. The total allowance for loan losses and non-accretable credit discounts on purchased loans was 0.79% of the total loan portfolio as of December 31, 2015 as compared to 0.82% as of September 30, 2015. The Company expects the total allowance for loan losses and non-accretable credit discounts on purchased loans to total loans ratio to increase in periods that have acquisitions and decrease in periods without acquisitions, based on the performance of the purchased loan portfolios.

The table below shows the aging of the Company’s loan portfolio at December 31, 2015:

		90+ days	60-89	30-59
As of December 31, 2015		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$12,416	$6	$6,749	$33,680	$2,798,503	$2,851,354
Franchise	—	—	—	—	245,228	245,228
Mortgage warehouse lines of credit	—	—	—	—	222,806	222,806
Community Advantage - homeowners association	—	—	—	—	130,986	130,986
Aircraft	288	—	—	—	5,039	5,327
Asset-based lending	8	—	3,864	1,844	736,968	742,684
Tax exempt	—	—	—	—	267,273	267,273
Leases	—	535	748	4,192	220,599	226,074
Other	—	—	—	—	3,588	3,588
PCI - commercial (1)	—	892	—	2,510	15,187	18,589
Total commercial	12,712	1,433	11,361	42,226	4,646,177	4,713,909
Commercial real estate
Residential construction	273	—	—	45	70,063	70,381
Commercial construction	33	—	1,371	1,600	285,275	288,279
Land	1,751	—	—	120	76,546	78,417
Office	4,619	—	764	3,817	853,801	863,001
Industrial	9,564	—	1,868	1,009	715,207	727,648
Retail	1,760	—	442	2,310	863,887	868,399
Multi-family	1,954	—	597	6,568	733,230	742,349
Mixed use and other	6,691	—	6,723	18,835	1,700,567	1,732,816
PCI - commercial real estate (1)	—	22,111	4,662	16,559	114,667	157,999
Total commercial real estate	26,645	22,111	16,427	50,863	5,413,243	5,529,289
Home equity	6,848	—	1,889	5,517	770,421	784,675
Residential real estate	12,043	—	1,964	3,824	586,154	603,985
PCI - residential real estate (1)	—	488	202	79	2,697	3,466
Premium finance receivables
Commercial insurance loans	14,561	10,294	6,624	21,656	2,321,786	2,374,921
Life insurance loans	—	—	3,432	11,140	2,578,632	2,593,204
PCI - life insurance loans (1)	—	—	—	—	368,292	368,292
Consumer and other, including PCI	263	211	204	1,187	144,511	146,376
Total loans, net of unearned income, excluding covered loans	$73,072	$34,537	$42,103	$136,492	$16,831,913	$17,118,117
Covered loans	5,878	7,335	703	5,774	128,983	148,673
Total loans, net of unearned income	$78,950	$41,872	$42,806	$142,266	$16,960,896	$17,266,790

(1)	PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	0.4%	—%	0.2%	1.2%	98.2%	100.0%
Franchise	—	—	—	—	100.0	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	5.4	—	—	—	94.6	100.0
Asset-based lending	—	—	0.5	0.3	99.2	100.0
Tax exempt	—	—	—	—	100.0	100.0
Leases	—	0.2	0.3	1.9	97.6	100.0
Other	—	—	—	—	100.0	100.0
PCI - commercial (1)	—	4.8	—	13.5	81.7	100.0
Total commercial	0.3	—	0.2	0.9	98.6	100.0
Commercial real estate
Residential construction	0.4	—	—	0.1	99.5	100.0
Commercial construction	—	—	0.5	0.6	98.9	100.0
Land	2.2	—	—	0.2	97.6	100.0
Office	0.5	—	0.1	0.4	99.0	100.0
Industrial	1.3	—	0.3	0.1	98.3	100.0
Retail	0.2	—	0.1	0.3	99.4	100.0
Multi-family	0.3	—	0.1	0.9	98.7	100.0
Mixed use and other	0.4	—	0.4	1.1	98.1	100.0
PCI - commercial real estate (1)	—	14.0	3.0	10.5	72.5	100.0
Total commercial real estate	0.5	0.4	0.3	0.9	97.9	100.0
Home equity	0.9	—	0.2	0.7	98.2	100.0
Residential real estate	2.0	—	0.3	0.6	97.1	100.0
PCI - residential real estate(1)	—	14.1	5.8	2.3	77.8	100.0
Premium finance receivables
Commercial insurance loans	0.6	0.4	0.3	0.9	97.8	100.0
Life insurance loans	—	—	0.1	0.4	99.5	100.0
PCI - life insurance loans (1)	—	—	—	—	100.0	100.0
Consumer and other, including PCI	0.2	0.1	0.1	0.8	98.8	100.0
Total loans, net of unearned income, excluding covered loans	0.4%	0.2%	0.2%	0.8%	98.4%	100.0%
Covered loans	4.0	4.9	0.5	3.9	86.7	100.0
Total loans, net of unearned income	0.5%	0.2%	0.2%	0.8%	98.3%	100.0%
As of December 31, 2015, $42.1 million of all loans, excluding covered loans, or 0.2%, were 60 to 89 days past due and $136.5 million, or 0.8%, were 30 to 59 days (or one payment) past due. As of September 30, 2015, $39.0 million of all loans, excluding covered loans, or 0.2%, were 60 to 89 days past due and $57.4 million, or 0.4%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at December 31, 2015 that are current with regard to the contractual terms of the loan agreement represent 98.2% of the total home equity portfolio. Residential real estate loans at December 31, 2015 that are current with regards to the contractual terms of the loan agreements comprise 96.9% of total residential real estate loans outstanding, which includes purchased non-covered residential real-estate.

The table below shows the aging of the Company’s loan portfolio at September 30, 2015:

		90+ days	60-89	30-59
As of September 30, 2015		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$12,006	$—	$2,731	$9,331	$2,622,207	$2,646,275
Franchise	—	—	80	376	221,545	222,001
Mortgage warehouse lines of credit	—	—	—	—	136,614	136,614
Community Advantage - homeowners association	—	—	44	—	123,165	123,209
Aircraft	—	—	—	378	5,993	6,371
Asset-based lending	12	—	1,313	247	800,798	802,370
Tax exempt	—	—	—	—	232,667	232,667
Leases	—	—	—	89	205,697	205,786
Other	—	—	—	—	1,953	1,953
PCI - commercial (1)	—	217	—	39	22,683	22,939
Total commercial	12,018	217	4,168	10,460	4,373,322	4,400,185
Commercial real estate
Residential construction	—	—	—	1,141	60,130	61,271
Commercial construction	31	—	—	2,394	283,538	285,963
Land	1,756	—	—	2,207	75,113	79,076
Office	4,045	—	10,861	2,362	773,043	790,311
Industrial	11,637	—	786	897	622,804	636,124
Retail	2,022	—	1,536	821	781,463	785,842
Multi-family	1,525	—	512	744	684,878	687,659
Mixed use and other	7,601	—	2,340	12,871	1,797,516	1,820,328
PCI - commercial real estate (1)	—	13,547	299	583	146,563	160,992
Total commercial real estate	28,617	13,547	16,334	24,020	5,225,048	5,307,566
Home equity	8,365	—	811	4,124	784,165	797,465
Residential real estate	14,557	—	1,017	1,195	551,292	568,061
PCI - residential real estate (1)	—	424	323	411	2,524	3,682
Premium finance receivables
Commercial insurance loans	13,751	8,231	6,664	13,659	2,364,770	2,407,075
Life insurance loans	—	—	9,656	2,627	2,314,406	2,326,689
PCI - life insurance loans (1)	—	—	—	—	373,586	373,586
Consumer and other, including PCI	297	140	56	935	130,474	131,902
Total loans, net of unearned income, excluding covered loans	$77,605	$22,559	$39,029	$57,431	$16,119,587	$16,316,211
Covered loans	6,540	7,626	1,392	802	152,249	168,609
Total loans, net of unearned income	$84,145	$30,185	$40,421	$58,233	$16,271,836	$16,484,820

(1)	PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	0.5%	—%	0.1%	0.4%	99.0%	100.0%
Franchise	—	—	—	0.2	99.8	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	—	5.9	94.1	100.0
Asset-based lending	—	—	0.2	—	99.8	100.0
Tax exempt	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0
PCI - commercial(1)	—	0.9	—	0.2	98.9	100.0
Total commercial	0.3	—	0.1	0.2	99.4	100.0
Commercial real estate
Residential construction	—	—	—	1.9	98.1	100.0
Commercial construction	—	—	—	0.8	99.2	100.0
Land	2.2	—	—	2.8	95.0	100.0
Office	0.5	—	1.4	0.3	97.8	100.0
Industrial	1.8	—	0.1	0.1	98.0	100.0
Retail	0.3	—	0.2	0.1	99.4	100.0
Multi-family	0.2	—	0.1	0.1	99.6	100.0
Mixed use and other	0.4	—	0.1	0.7	98.8	100.0
PCI - commercial real estate (1)	—	8.4	0.2	0.4	91.0	100.0
Total commercial real estate	0.5	0.3	0.3	0.5	98.4	100.0
Home equity	1.0	—	0.1	0.5	98.4	100.0
Residential real estate	2.6	—	0.2	0.2	97.0	100.0
PCI - residential real estate (1)	—	11.5	8.8	11.2	68.5	100.0
Premium finance receivables
Commercial insurance loans	0.6	0.4	0.3	0.6	98.1	100.0
Life insurance loans	—	—	0.4	0.1	99.5	100.0
PCI - life insurance loans (1)	—	—	—	—	100.0	100.0
Consumer and other, including PCI	0.2	0.1	—	0.7	99.0	100.0
Total loans, net of unearned income, excluding covered loans	0.5%	0.1%	0.2%	0.4%	98.8%	100.0%
Covered loans	3.9	4.5	0.8	0.5	90.3	100.0
Total loans, net of unearned income	0.5%	0.2%	0.2%	0.4%	98.7%	100.0%

Non-performing Assets, excluding covered assets
The following table sets forth Wintrust’s non-performing assets and troubled debt restructurings ("TDRs") performing under the contractual terms of the loan agreement, excluding covered assets and non-covered PCI loans, at the dates indicated.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2015	2015	2014
Loans past due greater than 90 days and still accruing (1):
Commercial	$541	$—	$474
Commercial real estate	—	—	—
Home equity	—	—	—
Residential real estate	—	—	—
Premium finance receivables - commercial	10,294	8,231	7,665
Premium finance receivables - life insurance	—	—	—
Consumer and other	150	140	119
Total loans past due greater than 90 days and still accruing	10,985	8,371	8,258
Non-accrual loans (2):
Commercial	12,712	12,018	9,157
Commercial real estate	26,645	28,617	26,605
Home equity	6,848	8,365	6,174
Residential real estate	12,043	14,557	15,502
Premium finance receivables - commercial	14,561	13,751	12,705
Premium finance receivables - life insurance	—	—	—
Consumer and other	263	297	277
Total non-accrual loans	73,072	77,605	70,420
Total non-performing loans:
Commercial	13,253	12,018	9,631
Commercial real estate	26,645	28,617	26,605
Home equity	6,848	8,365	6,174
Residential real estate	12,043	14,557	15,502
Premium finance receivables - commercial	24,855	21,982	20,370
Premium finance receivables - life insurance	—	—	—
Consumer and other	413	437	395
Total non-performing loans	$84,057	$85,976	$78,677
Other real estate owned	26,849	29,053	36,419
Other real estate owned - from acquisition	17,096	22,827	9,223
Other repossessed assets	$174	$193	$303
Total non-performing assets	$128,176	$138,049	$124,622
TDRs performing under the contractual terms of the loan agreement	$42,744	$49,173	$69,697
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.28%	0.27%	0.25%
Commercial real estate	0.48	0.54	0.59
Home equity	0.87	1.05	0.86
Residential real estate	1.98	2.55	3.21
Premium finance receivables - commercial	1.05	0.91	0.87
Premium finance receivables - life insurance	—	—	—
Consumer and other	0.28	0.33	0.26
Total loans, net of unearned income	0.49%	0.53%	0.55%
Total non-performing assets as a percentage of total assets	0.56%	0.63%	0.62%
Allowance for loan losses as a percentage of total non-performing loans	125.39%	119.79%	116.56%

(1)	As of the dates shown, no TDRs were past due greater than 90 days and still accruing interest.

(2)	Non-accrual loans included TDRs totaling $9.1 million, $10.1 million and $12.6 million as of December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

Non-performing Commercial and Commercial Real Estate
Non-performing commercial and commercial real estate totaled $39.9 million as of December 31, 2015 compared to $40.6 million as of September 30, 2015 and $36.2 million as of December 31, 2014.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.
Non-performing Residential Real Estate and Home Equity
Non-performing home equity and residential real estate loans totaled $18.9 million as of December 31, 2015. The balance decreased $4.0 million from September 30, 2015 and decreased $2.8 million from December 31, 2014. The December 31, 2015 non-performing balance is comprised of $12.0 million of residential real estate (61 individual credits) and $6.8 million of home equity loans (45 individual credits). On average, this is approximately 7 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Insurance Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of December 31, 2015, September 30, 2015 and December 31, 2014 and the amount of net charge-offs for the quarters then ended.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2015	2015	2014
Non-performing premium finance receivables - commercial	$24,855	$21,982	$20,370
- as a percent of premium finance receivables - commercial outstanding	1.05%	0.91%	0.87%
Net charge-offs (recoveries) of premium finance receivables - commercial	$2,453	$1,317	$1,244
- annualized as a percent of average premium finance receivables - commercial	0.41%	0.21%	0.21%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that are expected upon the ultimate resolution of these credits.
Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward
The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the periods presented:

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2015	2015	2014	2015	2014
Balance at beginning of period	$85,976	$76,554	$81,070	$78,677	$103,334
Additions, net	5,983	24,333	6,797	48,124	37,984
Return to performing status	(1,152)	(1,028)	(1,533)	(3,743)	(8,345)
Payments received	(6,387)	(5,468)	(3,426)	(22,804)	(15,031)
Transfer to OREO and other repossessed assets	(1,903)	(1,773)	(866)	(10,581)	(23,402)
Charge-offs	(1,882)	(4,081)	(3,032)	(10,519)	(17,159)
Net change for niche loans (1)	3,422	(2,561)	(333)	4,903	1,296
Balance at end of period	$84,057	$85,976	$78,677	$84,057	$78,677

(1)	This includes activity for premium finance receivables and indirect consumer loans.
TDRs
The table below presents a summary of TDRs as of the respective date, presented by loan category and accrual status:

	December 31,	September 30,	December 31,
(Dollars in thousands)	2015	2015	2014
Accruing TDRs:
Commercial	$5,613	$5,717	$6,654
Commercial real estate	32,777	39,867	60,120
Residential real estate and other	4,354	3,589	2,923
Total accrual	$42,744	$49,173	$69,697
Non-accrual TDRs: (1)
Commercial	$134	$147	$922
Commercial real estate	5,930	5,778	7,503
Residential real estate and other	3,045	4,222	4,153
Total non-accrual	$9,109	$10,147	$12,578
Total TDRs:
Commercial	$5,747	$5,864	$7,576
Commercial real estate	38,707	45,645	67,623
Residential real estate and other	7,399	7,811	7,076
Total TDRs	$51,853	$59,320	$82,275
Weighted-average contractual interest rate of TDRs	4.13%	4.04%	4.09%

(1)	Included in total non-performing loans.
At December 31, 2015, the Company had $51.9 million in loans classified as TDRs. The $51.9 million in TDRs represents 102 credits in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay. The balance decreased from $59.3 million representing 114 credits at September 30, 2015 and decreased from $82.3 million representing 145 credits at December 31, 2014.

The table below presents a summary of TDRs as of December 31, 2015 and December 31, 2014, and shows the changes in the balance during the periods presented:
Three Months Ended December 31, 2015

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$5,864	$45,645	$7,811	$59,320
Additions during the period	—	201	—	201
Reductions:
Charge-offs	—	(1,707)	(48)	(1,755)
Transferred to OREO and other repossessed assets	—	—	(135)	(135)
Removal of TDR loan status (1)	(19)	(2,868)	—	(2,887)
Payments received	(98)	(2,564)	(229)	(2,891)
Balance at period end	$5,747	$38,707	$7,399	$51,853
Three Months Ended December 31, 2014

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$6,444	$70,441	$6,500	$83,385
Additions during the period	1,461	1,405	949	3,815
Reductions:
Charge-offs	—	(559)	—	(559)
Transferred to OREO and other repossessed assets	—	—	—	—
Removal of TDR loan status (1)	—	—	—	—
Payments received	(329)	(3,664)	(373)	(4,366)
Balance at period end	$7,576	$67,623	$7,076	$82,275

Year Ended December 31, 2015

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$7,576	$67,623	$7,076	$82,275
Additions during the period	—	370	1,664	2,034
Reductions:
Charge-offs	(397)	(1,975)	(140)	(2,512)
Transferred to OREO and other repossessed assets	(562)	(2,290)	(414)	(3,266)
Removal of TDR loan status (1)	(490)	(13,019)	—	(13,509)
Payments received	(380)	(12,002)	(787)	(13,169)
Balance at period end	$5,747	$38,707	$7,399	$51,853

(1)
Loan was previously classified as a TDR and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed at the time of a subsequent modification.

Year Ended December 31, 2014

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$7,388	$93,535	$6,180	$107,103
Additions during the period	1,549	8,582	1,836	11,967
Reductions:
Charge-offs	(51)	(6,875)	(479)	(7,405)
Transferred to OREO and other repossessed assets	(252)	(16,057)	—	(16,309)
Removal of TDR loan status (1)	(383)	—	—	(383)
Payments received	(675)	(11,562)	(461)	(12,698)
Balance at period end	$7,576	$67,623	$7,076	$82,275

(1)
Loan was previously classified as a TDR and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed at the time of a subsequent modification.

Each TDR was reviewed for impairment at December 31, 2015 and approximately $1.8 million of impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses. For TDRs in which impairment is calculated by the present value of future cash flows, the Company records interest income representing the decrease in impairment resulting from the passage of time during the respective period, which differs from interest income from contractually required interest on these specific loans. For the three months ended December 31, 2015 and 2014, the Company recorded $188,000 and $195,000, respectively, in interest income representing this decrease in impairment. For the year ended December 31, 2015 and 2014, the Company recorded $573,000 and $724,000, respectively, in interest income representing this decrease in impairment.
Other Real Estate Owned
The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of December 31, 2015, September 30, 2015 and December 31, 2014, and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands)	2015	2015	2014
Balance at beginning of period	$51,880	$42,080	$50,377
Disposals/resolved	(9,156)	(7,611)	(4,367)
Transfers in at fair value, less costs to sell	2,345	6,159	1,641
Transfers in from covered OREO subsequent to loss share expiration	69	7,316	—
Additions from acquisition	—	4,617	—
Fair value adjustments	(1,193)	(681)	(2,009)
Balance at end of period	$43,945	$51,880	$45,642

	Period End
	December 31,	September 30,	December 31,
Balance by Property Type	2015	2015	2014
Residential real estate	$11,322	$12,577	$7,779
Residential real estate development	2,914	3,147	3,245
Commercial real estate	29,709	36,156	34,618
Total	$43,945	$51,880	$45,642

Covered Assets

In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets and require the Company to record loss share assets and liabilities that are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets and liabilities are also separately measured from the related loans and foreclosed real estate and recorded on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce any loss share assets. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will also reduce any loss share asset and, if necessary, increase any loss share liability when necessary reductions exceed the current value of the loss share asset. The increases in cash flows for the purchased loans are recognized as interest income prospectively. In accordance with clawback provisions included in loss share agreements with the FDIC, the Company may be required to reimburse the FDIC when actual losses are less than certain thresholds established for each loss share agreement. The balance of these estimated reimbursements in accordance with clawback provisions and any related amortization are adjusted periodically for changes in the expected losses on covered assets. Estimated reimbursements from clawback provisions are recorded as a reduction to the loss share asset or, if necessary, an increase to the loss share liability on the Consolidated Statements of Condition. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements.

The following table provides a comparative analysis for the period end balances of covered assets and any changes in the allowance for covered loan losses. The Company expects covered assets and the allowance for covered loan losses to continue to decrease in periods without FDIC-assisted acquisitions.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2015	2015	2014
Period End Balances:
Loans	$148,673	$168,609	$226,709
Other real estate owned	21,383	28,644	42,283
Other assets	411	686	757
FDIC Indemnification (liability) asset	(6,100)	(3,033)	11,846
Total covered assets	$164,367	$194,906	$281,595
Allowance for Covered Loan Losses Rollforward:
Balance at beginning of quarter:	$2,918	$2,215	$2,655
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	(2,011)	(1,716)	(3,059)
Benefit attributable to FDIC loss share agreements	1,874	1,373	2,448
Net provision for covered loan losses	(137)	(343)	(611)
Decrease in FDIC indemnification asset	(1,874)	(1,373)	(2,448)
Loans charged-off	(163)	(287)	(175)
Recoveries of loans charged-off	2,282	2,706	2,710
Net recoveries	2,119	2,419	2,535
Balance at end of quarter	$3,026	$2,918	$2,131

Changes in Accretable Yield
The excess of cash flows expected to be collected over the carrying value of loans accounted for under ASC 310-30 is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the pool of loans. The accretable yield is affected by:

•
Changes in interest rate indices for variable rate loans accounted for under ASC 310-30 – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•
Changes in prepayment assumptions – Prepayments affect the estimated life of loans accounted for under ASC 310-30 which may change the amount of interest income, and possibly principal, expected to be collected; and

•
Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2015	2014	2015	2014
Accretable yield, beginning balance	$65,207	$87,031	$79,102	$115,909
Acquisitions	—	—	9,993	—
Accretable yield amortized to interest income	(5,756)	(7,454)	(24,115)	(36,956)
Accretable yield amortized to indemnification asset(1)	(2,550)	(5,098)	(13,495)	(30,691)
Reclassification from non-accretable difference(2)	2,236	6,690	7,390	35,967
(Decreases) increases in interest cash flows due to payments and changes in interest rates	4,765	(2,067)	5,027	(5,127)
Accretable yield, ending balance (3)	$63,902	$79,102	$63,902	$79,102

(1)	Represents the portion of the current period accreted yield, resulting from lower expected losses, applied to reduce the loss share indemnification asset.

(2)	Reclassification is the result of subsequent increases in expected principal cash flows.

(3)
As of December 31, 2015, the Company estimates that the remaining accretable yield balance to be amortized to the indemnification asset for the bank acquisitions is $6.6 million. The remainder of the accretable yield related to bank acquisitions is expected to be amortized to interest income.

Accretion to interest income accounted for under ASC 310-30 totaled $5.8 million and $7.5 million in the fourth quarter of 2015 and 2014, respectively. For the years ended December 31, 2015 and 2014, the Company recorded accretion to interest income of $24.1 million and $37.0 million, respectively. These amounts include accretion from both covered and non-covered loans, and are included together within interest and fees on loans in the Consolidated Statements of Income.

Items Impacting Comparative Financial Results:
Acquisitions
On July 24, 2015, the Company completed its acquisition of Community Financial Shares, Inc ("CFIS"). CFIS was the parent company of Community Bank - Wheaton/Glen Ellyn ("CBWGE"). Through this transaction, prior to purchase accounting adjustments, the Company acquired CBWGE's four banking locations in Wheaton and Glen Ellyn, Illinois, approximately $327 million in assets and approximately $301 million in deposits.

On July 17, 2015, the Company completed its acquisition of Suburban Illinois Bancorp, Inc. ("Suburban"). Suburban was the parent company of Suburban Bank & Trust Company ("SBT"). Through this transaction, prior to purchase accounting adjustments, the Company acquired SBT's ten banking locations in Chicago and its suburbs, approximately $480 million in assets and approximately $417 million in deposits.

On July 1, 2015, the Company, through its wholly-owned subsidiary Wintrust Bank, completed its acquisition of North Bank. Through this transaction, prior to purchase accounting adjustments, Wintrust Bank acquired two banking locations, $112 million in assets and approximately $100 million in deposits.

On January 16, 2015, the Company completed its acquisition of Delavan Bancshares, Inc. ("Delavan"). Delavan was the parent company of Community Bank CBD. Through this transaction, Town Bank acquired four banking locations, approximately $224 million in assets and approximately $170 million in deposits.

On August 8, 2014, the Company, through its subsidiary Town Bank, completed its acquisition of certain branch offices and deposits of Talmer Bank & Trust. Through this transaction, Town Bank acquired 11 branch offices and approximately $355 million in deposits.

On July 11, 2014, the Company, through its subsidiary Town Bank, completed its acquisition of the Pewaukee, Wisconsin branch of THE National Bank. In addition to the banking facility, Town Bank acquired approximately $75 million in loans and approximately $36 million in deposits.

On May 16, 2014, the Company, through its subsidiary Hinsdale Bank and Trust Company ("Hinsdale Bank"), completed its acquisition of the Stone Park branch office and certain related deposits of Urban Partnership Bank.

On April 28, 2014, the Company, through its subsidiary First Insurance Funding of Canada, Inc., completed its acquisition of 100% of the shares of each of Policy Billing Services Inc. and Equity Premium Finance Inc., two affiliated Canadian insurance premium funding and payment services companies.

On February 28, 2014, the Company, through its subsidiary Lake Forest Bank and Trust Company ("Lake Forest Bank"), completed its acquisition of a bank branch from Baytree National Bank & Trust Company. In addition to the banking facility, Lake Forest Bank acquired certain assets and approximately $15 million of deposits.

Announced Acquisition
On January 14, 2016, the Company announced the signing of a definitive agreement to acquire Generations Bancorp, Inc. ("Generations"), subject to regulatory approval and other closing conditions. Generations is the parent company of Foundations Bank which operated one banking location in Pewaukee, Wisconsin. As of September 30, 2015, Foundations had approximately $72 million in loans and approximately $97 million in deposits.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, Wintrust Bank in Chicago, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Aurora, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Crete, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Orland Park, Palatine, Park Ridge, Plainfield, Prospect Heights, Ravinia, Riverside, Rogers Park, Roselle, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale and in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomenee Falls, Milwaukee, Monroe, Pewaukee, Sharon, Wales, Walworth and Wind Lake, Wisconsin and Dyer, Indiana.
Additionally, the Company operates various non-bank business units:

•	First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2014 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	market conditions in the commercial real estate market in the Chicago metropolitan area and southern Wisconsin;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•	inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;

•
changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss-sharing arrangements with the FDIC;

•	any negative perception of the Company’s reputation or financial strength;

•	ability to raise additional capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

•	adverse effects on our information technology systems resulting from failures, human error or tampering;

•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

•	increased costs as a result of protecting our customers from the impact of stolen debit card information;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	the impact of any claims or legal actions, including any effect on our reputation;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the expenses and delayed returns inherent in opening new branches and de novo banks;

•	examinations and challenges by tax authorities;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•
legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	a lowering of our credit rating;

•	changes in U.S. monetary policy;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	the impact of heightened capital requirements;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	delinquencies or fraud with respect to the Company's commercial equipment finance and leasing business;

•	the Company’s ability to comply with covenants under its credit facility; and

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances after the date of the press release.

Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 2:00 p.m. (CT) Tuesday, January 19, 2016 regarding fourth quarter and year-to-date 2015 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #16980114. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the fourth quarter and year-to-date 2015 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION - Supplemental Financial Information
Selected Financial Highlights - 5 Quarter Trends
(Dollars in thousands, except per share data)

	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Selected Financial Condition Data (at end of period):
Total assets	$22,917,166	$22,043,930	$20,799,924	$20,382,271	$20,010,727
Total loans, excluding loans held-for-sale and covered loans	17,118,117	16,316,211	15,513,650	14,953,059	14,409,398
Total deposits	18,639,634	18,228,469	17,082,418	16,938,769	16,281,844
Junior subordinated debentures	268,566	268,566	249,493	249,493	249,493
Total shareholders’ equity	2,352,274	2,335,736	2,264,982	2,131,074	2,069,822
Selected Statements of Income Data:
Net interest income	167,206	165,540	156,892	151,891	153,719
Net revenue (1)	232,296	230,493	233,905	216,432	211,376
Net income	35,512	38,355	43,831	39,052	38,133
Net income per common share – Basic	$0.66	$0.71	$0.89	$0.79	$0.78
Net income per common share – Diluted	$0.64	$0.69	$0.85	$0.76	$0.75
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.29%	3.33%	3.41%	3.42%	3.46%
Non-interest income to average assets	1.16%	1.19%	1.52%	1.32%	1.18%
Non-interest expense to average assets	2.98%	2.93%	3.06%	3.01%	2.94%
Net overhead ratio (2) (3)	1.82%	1.74%	1.53%	1.69%	1.76%
Efficiency ratio - FTE (2) (4)	71.39%	69.02%	65.64%	67.90%	67.59%
Return on average assets	0.63%	0.70%	0.87%	0.80%	0.78%
Return on average common equity	6.03%	6.60%	8.38%	7.64%	7.51%
Return on average tangible common equity (2)	8.12%	8.88%	10.86%	9.96%	9.82%
Average total assets	$22,233,492	$21,688,450	$20,256,996	$19,826,240	$19,366,670
Average total shareholders’ equity	2,347,545	2,310,511	2,156,128	2,114,356	2,057,855
Average loans to average deposits ratio (excluding covered loans)	91.9%	91.9%	92.8%	91.4%	89.5%
Average loans to average deposits ratio (including covered loans)	92.7	92.9	94.0	92.7	91.0
Common Share Data at end of period:
Market price per common share	$48.52	$53.43	$53.38	$47.68	$46.76
Book value per common share (2)	$43.42	$43.12	$42.24	$42.30	$41.52
Tangible common book value per share (2)	$33.17	$32.83	$33.02	$33.04	$32.45
Common shares outstanding	48,383,279	48,336,870	47,677,257	47,389,608	46,805,055
Other Data at end of period:(8)
Leverage Ratio(5)	9.1%	9.2%	9.8%	9.2%	10.2%
Tier 1 Capital to risk-weighted assets (5)	10.0%	10.3%	10.7%	10.1%	11.6%
Common equity Tier 1 capital to risk-weighted assets (5)	8.4%	8.6%	9.0%	9.1%	N/A
Total capital to risk-weighted assets (5)	12.2%	12.6%	13.1%	12.5%	13.0%
Tangible common equity ratio (TCE) (2) (7)	7.2%	7.4%	7.7%	7.9%	7.8%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	7.7%	8.0%	8.4%	8.5%	8.4%
Allowance for credit losses (6)	$106,349	$103,922	$101,088	$95,334	$92,480
Non-performing loans	84,057	85,976	76,554	81,772	78,677
Allowance for credit losses to total loans (6)	0.62%	0.64%	0.65%	0.64%	0.64%
Non-performing loans to total loans	0.49%	0.53%	0.49%	0.55%	0.55%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	152	160	147	146	140

(1)	Net revenue includes net interest income and non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated. As of January 1, 2015 capital ratios are calculated under the requirements of Basel III

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition - 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2015	2015	2014
Assets
Cash and due from banks	$252,227	$247,341	$248,094	$286,743	$225,136
Federal funds sold and securities purchased under resale agreements	4,341	3,314	4,115	4,129	5,571
Interest bearing deposits with banks	627,009	701,106	591,721	697,799	998,437
Available-for-sale securities, at fair value	1,716,388	2,214,281	2,162,061	1,721,030	1,792,078
Held-to-maturity securities, at amortized cost	884,826	—	—	—	—
Trading account securities	448	3,312	1,597	7,811	1,206
Federal Home Loan Bank and Federal Reserve Bank stock	101,581	90,308	89,818	92,948	91,582
Brokerage customer receivables	27,631	28,293	29,753	25,287	24,221
Mortgage loans held-for-sale	388,038	347,005	497,283	446,355	351,290
Loans, net of unearned income, excluding covered loans	17,118,117	16,316,211	15,513,650	14,953,059	14,409,398
Covered loans	148,673	168,609	193,410	209,694	226,709
Total loans	17,266,790	16,484,820	15,707,060	15,162,753	14,636,107
Less: Allowance for loan losses	105,400	102,996	100,204	94,446	91,705
Less: Allowance for covered loan losses	3,026	2,918	2,215	1,878	2,131
Net loans	17,158,364	16,378,906	15,604,641	15,066,429	14,542,271
Premises and equipment, net	592,256	587,348	571,498	559,281	555,228
Lease investments, net	63,170	29,111	13,447	383	426
FDIC indemnification asset	—	—	3,429	10,224	11,846
Accrued interest receivable and other assets	604,917	637,925	542,897	536,734	501,456
Trade date securities receivable	—	277,981	—	488,063	485,534
Goodwill	471,761	472,166	421,646	420,197	405,634
Other intangible assets	24,209	25,533	17,924	18,858	18,811
Total assets	$22,917,166	$22,043,930	$20,799,924	$20,382,271	$20,010,727
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$4,836,420	$4,705,994	$3,910,310	$3,779,609	$3,518,685
Interest bearing	13,803,214	13,522,475	13,172,108	13,159,160	12,763,159
Total deposits	18,639,634	18,228,469	17,082,418	16,938,769	16,281,844
Federal Home Loan Bank advances	859,876	451,330	444,017	416,036	733,050
Other borrowings	266,019	259,978	261,908	187,006	196,465
Subordinated notes	140,000	140,000	140,000	140,000	140,000
Junior subordinated debentures	268,566	268,566	249,493	249,493	249,493
Trade date securities payable	538	617	—	2,929	3,828
Accrued interest payable and other liabilities	390,259	359,234	357,106	316,964	336,225
Total liabilities	20,564,892	19,708,194	18,534,942	18,251,197	17,940,905
Shareholders’ Equity:
Preferred stock	251,287	251,312	251,312	126,427	126,467
Common stock	48,469	48,422	47,763	47,475	46,881
Surplus	1,190,988	1,187,407	1,159,052	1,156,542	1,133,955
Treasury stock	(3,973)	(3,964)	(3,964)	(3,948)	(3,549)
Retained earnings	928,211	901,652	872,690	835,669	803,400
Accumulated other comprehensive loss	(62,708)	(49,093)	(61,871)	(31,091)	(37,332)
Total shareholders’ equity	2,352,274	2,335,736	2,264,982	2,131,074	2,069,822
Total liabilities and shareholders’ equity	$22,917,166	$22,043,930	$20,799,924	$20,382,271	$20,010,727

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per share data)	2015	2015	2015	2015	2014
Interest income
Interest and fees on loans	$169,501	$167,831	$159,823	$154,676	$157,476
Interest bearing deposits with banks	493	372	305	316	495
Federal funds sold and securities purchased under resale agreements	—	1	1	2	3
Investment securities	16,405	16,130	14,071	14,400	13,761
Trading account securities	25	19	51	13	45
Federal Home Loan Bank and Federal Reserve Bank stock	857	821	785	769	749
Brokerage customer receivables	206	205	205	181	186
Total interest income	187,487	185,379	175,241	170,357	172,715
Interest expense
Interest on deposits	12,617	12,436	11,996	11,814	12,431
Interest on Federal Home Loan Bank advances	2,684	2,458	1,812	2,156	2,534
Interest on other borrowings	1,007	1,045	787	788	313
Interest on subordinated notes	1,777	1,776	1,777	1,775	1,776
Interest on junior subordinated debentures	2,196	2,124	1,977	1,933	1,942
Total interest expense	20,281	19,839	18,349	18,466	18,996
Net interest income	167,206	165,540	156,892	151,891	153,719
Provision for credit losses	9,059	8,322	9,482	6,079	6,133
Net interest income after provision for credit losses	158,147	157,218	147,410	145,812	147,586
Non-interest income
Wealth management	18,634	18,243	18,476	18,100	18,649
Mortgage banking	23,317	27,887	36,007	27,800	24,694
Service charges on deposit accounts	7,210	7,403	6,474	6,297	6,189
(Losses) gains on available-for-sale securities, net	(79)	(98)	(24)	524	18
Fees from covered call options	3,629	2,810	4,565	4,360	2,966
Trading gains (losses), net	205	(135)	160	(477)	(507)
Operating lease income, net	1,973	613	77	65	67
Other	10,201	8,230	11,278	7,872	5,581
Total non-interest income	65,090	64,953	77,013	64,541	57,657
Non-interest expense
Salaries and employee benefits	99,780	97,749	94,421	90,130	87,633
Equipment	8,772	8,414	7,847	7,779	7,502
Equipment on operating lease	1,229	473	67	57	53
Occupancy, net	13,062	12,066	11,401	12,351	11,600
Data processing	7,284	8,127	6,081	5,448	5,313
Advertising and marketing	5,373	6,237	6,406	3,907	3,669
Professional fees	4,387	4,100	5,074	4,664	4,039
Amortization of other intangible assets	1,324	1,350	934	1,013	1,171
FDIC insurance	3,317	3,035	3,047	2,987	2,810
OREO expenses, net	2,598	(367)	841	1,411	2,320
Other	19,703	18,790	18,178	17,571	17,331
Total non-interest expense	166,829	159,974	154,297	147,318	143,441
Income before taxes	56,408	62,197	70,126	63,035	61,802
Income tax expense	20,896	23,842	26,295	23,983	23,669
Net income	$35,512	$38,355	$43,831	$39,052	$38,133
Preferred stock dividends and discount accretion	$3,629	$4,079	$1,580	$1,581	$1,580
Net income applicable to common shares	$31,883	$34,276	$42,251	$37,471	$36,553
Net income per common share - Basic	$0.66	$0.71	$0.89	$0.79	$0.78
Net income per common share - Diluted	$0.64	$0.69	$0.85	$0.76	$0.75
Cash dividends declared per common share	$0.11	$0.11	$0.11	$0.11	$0.10
Weighted average common shares outstanding	48,371	48,158	47,567	47,239	46,734
Dilutive potential common shares	4,005	4,049	4,156	4,233	4,243
Average common shares and dilutive common shares	52,376	52,207	51,723	51,472	50,977

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances - 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2015	2015	2015	2015	2014
Balance:
Commercial	$4,713,909	$4,400,185	$4,330,344	$4,211,932	$3,924,394
Commercial real estate	5,529,289	5,307,566	4,850,590	4,710,486	4,505,753
Home equity	784,675	797,465	712,350	709,283	716,293
Residential real estate	607,451	571,743	503,015	495,925	483,542
Premium finance receivables - commercial	2,374,921	2,407,075	2,460,408	2,319,623	2,350,833
Premium finance receivables - life insurance	2,961,496	2,700,275	2,537,475	2,375,654	2,277,571
Consumer and other	146,376	131,902	119,468	130,156	151,012
Total loans, net of unearned income, excluding covered loans	$17,118,117	$16,316,211	$15,513,650	$14,953,059	$14,409,398
Covered loans	148,673	168,609	193,410	209,694	226,709
Total loans, net of unearned income	$17,266,790	$16,484,820	$15,707,060	$15,162,753	$14,636,107
Mix:
Commercial	27%	27%	27%	28%	26%
Commercial real estate	32	32	31	31	31
Home equity	5	5	5	5	5
Residential real estate	3	3	3	3	3
Premium finance receivables - commercial	14	15	16	15	16
Premium finance receivables - life insurance	17	16	16	16	16
Consumer and other	1	1	1	1	1
Total loans, net of unearned income, excluding covered loans	99%	99%	99%	99%	98%
Covered loans	1	1	1	1	2
Total loans, net of unearned income	100%	100%	100%	100%	100%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances - 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2015	2015	2015	2015	2014
Balance:
Non-interest bearing	$4,836,420	$4,705,994	$3,910,310	$3,779,609	$3,518,685
NOW and interest bearing demand deposits	2,390,217	2,231,258	2,240,832	2,262,928	2,236,089
Wealth Management deposits (1)	1,643,653	1,469,920	1,591,251	1,528,963	1,226,916
Money Market	4,041,300	4,001,518	3,898,495	3,791,762	3,651,467
Savings	1,723,367	1,684,007	1,504,654	1,563,752	1,508,877
Time certificates of deposit	4,004,677	4,135,772	3,936,876	4,011,755	4,139,810
Total deposits	$18,639,634	$18,228,469	$17,082,418	$16,938,769	$16,281,844
Mix:
Non-interest bearing	26%	26%	23%	22%	22%
NOW and interest bearing demand deposits	13	12	13	13	14
Wealth Management deposits (1)	9	8	9	9	8
Money Market	22	22	23	23	22
Savings	9	9	9	9	9
Time certificates of deposit	21	23	23	24	25
Total deposits	100%	100%	100%	100%	100%

(1)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2015	2015	2015	2015	2014
Net interest income	$168,515	$166,737	$158,034	$152,952	$154,599
Call option income	3,629	2,810	4,565	4,360	2,966
Net interest income including call option income	$172,144	$169,547	$162,599	$157,312	$157,565
Yield on earning assets	3.69%	3.73%	3.81%	3.83%	3.89%
Rate on interest-bearing liabilities	0.55	0.54	0.52	0.54	0.55
Rate spread	3.14%	3.19%	3.29%	3.29%	3.34%
Net free funds contribution	0.15	0.14	0.12	0.13	0.12
Net interest margin	3.29	3.33	3.41	3.42	3.46
Call option income	0.07	0.06	0.10	0.10	0.07
Net interest margin including call option income	3.36%	3.39%	3.51%	3.52%	3.53%
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income - YTD Trends)

	Years Ended December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Net interest income	$646,238	$601,744	$552,887	$521,463	$463,071
Call option income	15,364	7,859	4,773	10,476	13,570
Net interest income including call option income	$661,602	$609,603	$557,660	$531,939	$476,641
Yield on earning assets	3.76%	3.96%	4.01%	4.21%	4.49%
Rate on interest-bearing liabilities	0.54	0.55	0.62	0.86	1.23
Rate spread	3.22%	3.41%	3.39%	3.35%	3.26%
Net free funds contribution	0.14	0.12	0.11	0.14	0.16
Net interest margin	3.36	3.53	3.50	3.49	3.42
Call option income	0.08	0.05	0.03	0.07	0.10
Net interest margin including call option income	3.44%	3.58%	3.53%	3.56%	3.52%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2015	2015	2014
Liquidity management assets	$3,245,393	$3,140,782	$2,709,176	$2,868,906	$2,972,220
Other earning assets	29,792	30,990	32,115	27,717	29,699
Loans, net of unearned income	16,889,922	16,509,001	15,632,875	15,031,917	14,469,745
Covered loans	154,846	174,768	202,663	214,211	244,139
Total earning assets	$20,319,953	$19,855,541	$18,576,829	$18,142,751	$17,715,803
Allowance for loan and covered loan losses	(109,448)	(106,091)	(101,211)	(96,918)	(97,506)
Cash and due from banks	260,593	251,289	236,242	249,687	243,080
Other assets	1,762,394	1,687,711	1,545,136	1,530,720	1,505,293
Total assets	$22,233,492	$21,688,450	$20,256,996	$19,826,240	$19,366,670
Interest-bearing deposits	$13,606,046	$13,489,651	$13,115,453	$12,863,507	$12,771,359
Federal Home Loan Bank advances	448,725	402,646	347,656	357,532	335,198
Other borrowings	269,914	272,782	193,660	194,994	84,795
Subordinated notes	140,000	140,000	140,000	140,000	140,000
Junior subordinated notes	268,566	264,974	249,493	249,493	249,493
Total interest-bearing liabilities	$14,733,251	$14,570,053	$14,046,262	$13,805,526	$13,580,845
Non-interest bearing deposits	4,776,977	4,473,632	3,725,728	3,584,452	3,398,774
Other liabilities	375,719	334,254	328,878	321,906	329,196
Equity	2,347,545	2,310,511	2,156,128	2,114,356	2,057,855
Total liabilities and shareholders’ equity	$22,233,492	$21,688,450	$20,256,996	$19,826,240	$19,366,670
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin - 5 Quarter Trends

	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Yield earned on:
Liquidity management assets	2.28%	2.29%	2.36%	2.29%	2.08%
Other earning assets	3.26	3.00	3.54	2.94	3.40
Loans, net of unearned income	3.95	3.98	4.03	4.08	4.21
Covered loans	4.79	5.91	6.30	6.98	6.80
Total earning assets	3.69%	3.73%	3.81%	3.83%	3.89%
Rate paid on:
Interest-bearing deposits	0.37%	0.37%	0.37%	0.37%	0.39%
Federal Home Loan Bank advances	2.37	2.42	2.09	2.45	3.00
Other borrowings	1.48	1.52	1.63	1.64	1.47
Subordinated notes	5.08	5.08	5.07	5.07	5.07
Junior subordinated debentures	3.20	3.14	3.13	3.10	3.04
Total interest-bearing liabilities	0.55%	0.54%	0.52%	0.54%	0.55%
Interest rate spread	3.14%	3.19%	3.29%	3.29%	3.34%
Net free funds/contribution	0.15	0.14	0.12	0.13	0.12
Net interest income/margin	3.29%	3.33%	3.41%	3.42%	3.46%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2015	2015	2014
Brokerage	$6,850	$6,579	$6,750	$6,852	$7,892
Trust and asset management	11,784	11,664	11,726	11,248	10,757
Total wealth management	18,634	18,243	18,476	18,100	18,649
Mortgage banking	23,317	27,887	36,007	27,800	24,694
Service charges on deposit accounts	7,210	7,403	6,474	6,297	6,189
(Losses) gains on available-for-sale securities, net	(79)	(98)	(24)	524	18
Fees from covered call options	3,629	2,810	4,565	4,360	2,966
Trading gains (losses), net	205	(135)	160	(477)	(507)
Operating lease income, net	1,973	613	77	65	67
Other:
Interest rate swap fees	2,343	2,606	2,347	2,191	1,119
BOLI	1,463	212	2,180	766	661
Administrative services	1,101	1,072	1,053	1,026	1,107
Miscellaneous	5,294	4,340	5,698	3,889	2,694
Total other income	10,201	8,230	11,278	7,872	5,581
Total Non-Interest Income	$65,090	$64,953	$77,013	$64,541	$57,657
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2015	2015	2014
Salaries and employee benefits:
Salaries	$50,982	$53,028	$46,617	$46,848	$45,255
Commissions and incentive compensation	31,222	30,035	33,387	25,494	28,369
Benefits	17,576	14,686	14,417	17,788	14,009
Total salaries and employee benefits	99,780	97,749	94,421	90,130	87,633
Equipment	8,772	8,414	7,847	7,779	7,502
Equipment on operating lease	1,229	473	67	57	53
Occupancy, net	13,062	12,066	11,401	12,351	11,600
Data processing	7,284	8,127	6,081	5,448	5,313
Advertising and marketing	5,373	6,237	6,406	3,907	3,669
Professional fees	4,387	4,100	5,074	4,664	4,039
Amortization of other intangible assets	1,324	1,350	934	1,013	1,171
FDIC insurance	3,317	3,035	3,047	2,987	2,810
OREO expenses, net	2,598	(367)	841	1,411	2,320
Other:
Commissions - 3rd party brokers	1,321	1,364	1,403	1,386	1,470
Postage	1,892	1,927	1,578	1,633	1,724
Miscellaneous	16,490	15,499	15,197	14,552	14,137
Total other expense	19,703	18,790	18,178	17,571	17,331
Total Non-Interest Expense	$166,829	$159,974	$154,297	$147,318	$143,441

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses, excluding covered loans - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2015	2015	2015	2015	2014
Allowance for loan losses at beginning of period	$102,996	$100,204	$94,446	$91,705	$91,019
Provision for credit losses	9,196	8,665	9,701	6,185	6,744
Other adjustments	(243)	(153)	(93)	(248)	(236)
Reclassification from/(to) allowance for unfunded lending-related commitments	13	(42)	4	(113)	46
Charge-offs:
Commercial	1,369	964	1,243	677	289
Commercial real estate	2,734	1,948	856	1,005	4,434
Home equity	680	1,116	1,847	584	150
Residential real estate	211	1,138	923	631	630
Premium finance receivables - commercial	2,676	1,595	1,526	1,263	1,463
Premium finance receivables - life insurance	—	—	—	—	4
Consumer and other	179	116	115	111	156
Total charge-offs	7,849	6,877	6,510	4,271	7,126
Recoveries:
Commercial	315	462	285	370	315
Commercial real estate	491	213	1,824	312	572
Home equity	183	42	39	48	57
Residential real estate	55	136	16	76	19
Premium finance receivables - commercial	223	278	458	329	219
Premium finance receivables - life insurance	—	16	—	—	6
Consumer and other	20	52	34	53	70
Total recoveries	1,287	1,199	2,656	1,188	1,258
Net charge-offs	(6,562)	(5,678)	(3,854)	(3,083)	(5,868)
Allowance for loan losses at period end	$105,400	$102,996	$100,204	$94,446	$91,705
Allowance for unfunded lending-related commitments at period end	949	926	884	888	775
Allowance for credit losses at period end	$106,349	$103,922	$101,088	$95,334	$92,480
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.09%	0.05%	0.09%	0.03%	—%
Commercial real estate	0.16	0.13	(0.08)	0.06	0.34
Home equity	0.25	0.55	1.01	0.30	0.05
Residential real estate	0.07	0.42	0.39	0.28	0.30
Premium finance receivables - commercial	0.41	0.21	0.18	0.16	0.21
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	0.37	0.17	0.23	0.13	0.19
Total loans, net of unearned income, excluding covered loans	0.15%	0.14%	0.10%	0.08%	0.16%
Net charge-offs as a percentage of the provision for credit losses	71.35%	65.53%	39.73%	49.87%	86.98%
Loans at period-end	$17,118,117	$16,316,211	$15,513,650	$14,953,059	$14,409,398
Allowance for loan losses as a percentage of loans at period end	0.62%	0.63%	0.65%	0.63%	0.64%
Allowance for credit losses as a percentage of loans at period end	0.62%	0.64%	0.65%	0.64%	0.64%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Assets, excluding covered assets - 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2015	2015	2015	2015	2014
Loans past due greater than 90 days and still accruing (1):
Commercial	$541	$—	$—	$—	$474
Commercial real estate	—	—	701	—	—
Home equity	—	—	—	—	—
Residential real estate	—	—	—	—	—
Premium finance receivables - commercial	10,294	8,231	9,053	8,062	7,665
Premium finance receivables - life insurance	—	—	351	—	—
Consumer and other	150	140	110	91	119
Total loans past due greater than 90 days and still accruing	10,985	8,371	10,215	8,153	8,258
Non-accrual loans (2):
Commercial	12,712	12,018	5,394	5,586	9,157
Commercial real estate	26,645	28,617	23,183	29,982	26,605
Home equity	6,848	8,365	5,695	7,665	6,174
Residential real estate	12,043	14,557	16,631	14,248	15,502
Premium finance receivables - commercial	14,561	13,751	15,156	15,902	12,705
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	263	297	280	236	277
Total non-accrual loans	73,072	77,605	66,339	73,619	70,420
Total non-performing loans:
Commercial	13,253	12,018	5,394	5,586	9,631
Commercial real estate	26,645	28,617	23,884	29,982	26,605
Home equity	6,848	8,365	5,695	7,665	6,174
Residential real estate	12,043	14,557	16,631	14,248	15,502
Premium finance receivables - commercial	24,855	21,982	24,209	23,964	20,370
Premium finance receivables - life insurance	—	—	351	—	—
Consumer and other	413	437	390	327	395
Total non-performing loans	$84,057	$85,976	$76,554	$81,772	$78,677
Other real estate owned	26,849	29,053	33,044	33,131	36,419
Other real estate owned - from acquisition	17,096	22,827	9,036	9,126	9,223
Other repossessed assets	$174	$193	$231	$259	$303
Total non-performing assets	$128,176	$138,049	$118,865	$124,288	$124,622
TDRs performing under the contractual terms of the loan agreement	42,744	49,173	52,174	54,687	69,697
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.28%	0.27%	0.12%	0.13%	0.25%
Commercial real estate	0.48	0.54	0.49	0.64	0.59
Home equity	0.87	1.05	0.80	1.08	0.86
Residential real estate	1.98	2.55	3.31	2.87	3.21
Premium finance receivables - commercial	1.05	0.91	0.98	1.03	0.87
Premium finance receivables - life insurance	—	—	0.01	—	—
Consumer and other	0.28	0.33	0.33	0.25	0.26
Total loans, net of unearned income	0.49%	0.53%	0.49%	0.55%	0.55%
Total non-performing assets as a percentage of total assets	0.56%	0.63%	0.57%	0.61%	0.62%
Allowance for loan losses as a percentage of total non-performing loans	125.39%	119.79%	130.89%	115.50%	116.56%

(1)	As of the dates shown, no TDRs were past due greater than 90 days and still accruing interest.

(2)
Non-accrual loans included in TDRs totaling $9.1 million, $10.1 million, $10.6 million, $12.5 million and $12.6 million as of December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015 and December 31, 2014.